Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 21, 2013

BY AND BETWEEN

HERITAGE OAKS BANCORP

AND

MISSION COMMUNITY BANCORP

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 21, 2013, is made and entered into by, between and among Heritage Oaks Bancorp, a California corporation (“HEOP”), and Mission Community Bancorp, a California corporation (the “Company”).

RECITALS

A.           The Company.  The Company is a bank holding company organized under the laws of the State of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in San Luis Obispo, California.

B.           HEOP.  HEOP is a bank holding company organized under the laws of the State of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, having its principal place of business in Paso Robles, California.

C.           Board Action.  The respective boards of directors of HEOP and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger (as defined herein).

D.           Intention of the Parties. It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Code (as defined herein).

F.           Company Voting and Support Agreements.  Each of those shareholders of the Company set forth on Schedule A hereto has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) in connection with the Merger.

G.           HEOP Voting and Support Agreements.  Each of those shareholders of HEOP set forth on Schedule B hereto has simultaneously herewith entered into a Voting and Support Agreement in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01           Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Adjusted Cash Consideration” means the Aggregate Cash Consideration minus the sum of (a) the Aggregate Option Consideration plus (b) the Aggregate Warrant Consideration.

EXECUTION VERSION

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Aggregate Cash Consideration” shall mean $8,000,000, plus any cash received by Company upon the exercise of Company Warrants between the date of this Agreement and the Effective Time.

"Aggregate Option Consideration" shall mean the total Option Consideration paid to holders of in-the-money Company Stock Options pursuant to Section 3.01(d).

“Aggregate Stock Consideration” shall mean 7,541,353 shares of HEOP Common Stock.

"Aggregate Warrant Consideration" means the product of (a) the outstanding Company Warrants at the Effective Time multiplied by (b) the Per Warrant Consideration.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 8.04.

“Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) other than HEOP or its Affiliates, directly or indirectly, acquires or would acquire ten percent (10%) or more of the outstanding shares of Company Common Stock or outstanding voting power of the Company, or ten percent (10%) or more of the outstanding shares or voting power of any other series or class of capital stock of the Company that would be entitled to a class or series vote with respect to the Merger, whether from the Company, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than HEOP or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any of the Company Subsidiaries and securities of the entity surviving any merger or business combination involving any of the Company Subsidiaries other than MAM) of the Company or any of its Subsidiaries representing more than twenty percent of the fair market value of all the assets, deposits, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least ninety percent (90%) of each of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

EXECUTION VERSION

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in Los Angeles, California are authorized or obligated pursuant to legal requirements or executive order to be closed.

“CFC” means the California Financial Code, as amended.

“CGCL” means the California General Corporation Law, as amended.

“Change In Control Payments” shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by the Company or any of the Company Subsidiaries (including by HEOP and any of its Affiliates on behalf of the Company or any of the Company Subsidiaries) pursuant to the terms of any contract, arrangement, commitment, or understanding put in place prior to or concurrently with the execution of this Agreement, or as an accommodation made in lieu of any amount payable or reasonably expected to become payable (whether before or after the Closing) by the Company or any of the Company Subsidiaries (including by HEOP and any of its Affiliates on behalf of the Company or any of the Company Subsidiaries) pursuant to the terms of any such contract, arrangement, commitment, or understanding, providing for any “change-of-control,” (whether single or double trigger), severance or similar payment of any kind.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” means the board of directors of the Company.

“Company Articles” means the articles of incorporation of the Company, as amended, and in effect as of the date of this Agreement.

“Company Bylaws” means the bylaws of the Company, as amended, and in effect as of the date of this Agreement.

 “Company Intellectual Property” means the Intellectual Property used in, held for use in or necessary for the conduct of the business of the Company as it has been conducted, as currently conducted.

“Company Material Adverse Effect” shall mean, with respect to the Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Company Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement

EXECUTION VERSION

in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) the public disclosure of this Agreement, (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (F) actions or omissions taken with the express prior written consent of HEOP; except, with respect to clauses (A), (B), (C) and (E), to the extent that the effects of such change disproportionately affect the Company and the Company Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and the Company Subsidiaries operate.

“Company Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property licensed to the Company pursuant to any Inbound Intellectual Property License.

“Company Stock Options” shall mean each and every option to acquire stock or any other equity interest in the Company or any of its Subsidiaries under any of the Company Stock Plans.

“Company Stock Plans” shall mean any employee or director stock plan of the Company, including without limitation, the 1998 Stock Option Plan, as amended, 2008 Stock Incentive Plan and 2011 Equity Incentive Plan.

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of state, local and foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 5.01(o) of the Company Disclosure Schedule.

 “Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“DBO” means the California Commissioner of the Department of Business Oversight, and the California Division of Financial Institutions, Department of Business Oversight.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

EXECUTION VERSION

“End Date” shall mean the date that is the nine (9) month anniversary of the date hereof, unless, as of such date, all the conditions set forth in Article VII, other than the conditions set forth in Section 7.01(b), have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in which case such date shall be extended by ninety (90) days.

“Environmental Law” means local, state or federal environmental, health or safety Laws, including but not limited to Laws relating to (i) Release or threatened Release of Hazardous Substances; (ii) the manufacture, handling, distribution, transport, use, treatment, storage, disposal or arrangement for disposal of Hazardous Substances; (iii) pollution or protection of the environment and/or natural resources; or (iv) worker health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Entity” means any federal, state, local or foreign court, tribunal, arbitral, governmental, administrative or regulatory authority, agency (including without limitation, the Regulatory Agencies), commission, body or other governmental entity or instrumentality or self-regulatory organization.

“Hazardous Substance” means any substance, material, waste, or pollutant in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product, additive or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance, material, waste, or pollutant which has been, is or may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“HEOP Material Adverse Effect” shall mean, with respect to HEOP any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of HEOP and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of HEOP to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “HEOP Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in

EXECUTION VERSION

GAAP; (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry; (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry; (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of HEOP Common Stock, in and of itself, but not including any underlying causes thereof; (E) the public disclosure of this Agreement; (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (H) actions or omissions taken with the express prior written consent of the Company or any action taken by HEOP that HEOP was required to take pursuant to the terms of this Agreement; except, with respect to clauses (A), (B), (C) and (G), to the extent that the effects of such change disproportionately adversely affect HEOP and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which HEOP and its Subsidiaries operate.

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated with:  (a) all patents, utility models, industrial rights, and registrations and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, compositions, software, development tools, technology, techniques, procedures, methodologies, Confidential Information, technical data, customer or vendor lists, pricing or cost information, business or marketing plans or proposals, and all tangible or intangible proprietary information; (c) all works of authorship (in both published and unpublished works), copyrights, copyright registrations and applications therefor, and all other rights of authorship corresponding thereto; (d) all trademarks (including all common law trademarks), trade names, logos, service marks, trademark, service mark and trade name registrations and applications therefor, and all goodwill for any of the foregoing; (e) all databases and data collections and all rights therein; (f) all moral and economic rights of authors and inventors, however named; (g) all telephone numbers, internet addresses, websites, and domain names; (h) any other intellectual property right or any similar or equivalent rights to any of the foregoing anywhere in the world, including any application, registration or renewal therefor; and (l) all items, documentation and media containing, describing or relating to any of the foregoing including manuals, memoranda and records wherever created throughout the world.

“Knowledge” with respect to the Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 1.01 of the Company Disclosure Schedule, and, with respect to HEOP, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 1.01 of the HEOP Disclosure Schedule, and the knowledge that each such individuals would reasonably be expected to obtain in the ordinary course of diligently performing his or her duties for the Company or HEOP, as applicable, or from a reasonable inquiry of such individuals' direct reports.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

EXECUTION VERSION

“Legal Proceeding” shall mean any and all civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Entity.

“MAM” shall mean Mission Asset Management, Inc., a California corporation.

“Participation In The Management” means as defined pursuant to 42 U.S.C. §§9601(20)(E) – 9601(20)(G), 42 U.S.C. 6991b(h)(9), California Health & Safety Code § 25548.2 and under other applicable Environmental Laws.

“party” or “parties” shall mean the Company and HEOP.

“Per Warrant Consideration” means $0.92.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Professional Expenses” shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by the Company or any of the Company Subsidiaries (including by HEOP and any of its Affiliates on behalf of the Company or any of the Company Subsidiaries) for services rendered or being rendered to the Company by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated hereby.

“Release” means (i) any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release of any Hazardous Substance; (ii) the abandonment or discard of barrels, containers, tanks, or other receptacles containing or previously containing any Hazardous Substance; or (iii) any release, emission, or discharge, as those terms are defined in any applicable Environmental Laws.

“Remedial Action” means investigation, evaluation, risk assessment, monitoring, response, removal, clean-up, remediation, mitigation, corrective action or other terms of similar import and any related closure, post-closure, operations and maintenance or engineering control activities.

“Retention and Severance Payments” shall mean any amount paid, payable or reasonably expected to become payable by HEOP or any of its Affiliates pursuant to the terms of any contract, arrangement, commitment, or understanding put in place following the execution of this Agreement, providing for any retention, severance, “stay” or “transaction” package, bonus or agreement, or any similar arrangement.

“Shareholders’ Equity” means the consolidated shareholders’ equity of the Company as set forth in the Closing Financial Statements.

“Shareholders’ Equity Measuring Date” means the last Business Day of the month preceding the month in which the Closing Date occurs.

“Subsidiary” means, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which

EXECUTION VERSION

(i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

"Transaction Expenses" shall mean the sum of (i) Professional Expenses plus (ii) Change in Control Payments.

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107-56).

1.02           Cross-References.  Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section

"Acquisition Proposal"	6.05(a)
"Adjusted Shareholders' Equity"	7.02(f)
"Agreement of Bank Merger"	2.03
"Agreement of Merger"	2.03
"ALL"	5.01(aa)
"Balance Sheet"	5.01(f)(i)
"Balance Sheet Date"	5.01(f)(i)
"Bank Merger"	2.02
"Book-Entry Share"	3.06(a)
"California Courts"	9.08(b)
"Cancelled Shares"	3.01(c)
"Carpenter"	6.01(d)
"Certificates"	3.06(a)
"Claim"	6.07(a)
"Closing"	2.07
"Closing Date"	2.07
"Closing Financial Statements"	6.16
"Company Articles"	5.01(a)(i)
"Company Bank"	2.02
"Company Benefit Plans"	5.01(o)(i)

EXECUTION VERSION

Term	Section

"Company Board Recommendation"	6.02(b)
"Company Common Stock"	3.01(b)
"Company Disclosure Schedule"	5.01
"Company Financial Statements"	5.01(f)(i)
"Company Indemnified Party"	6.07(a)
"Company IT Systems"	5.01(v)(i)
"Company Proxy and Consent Statement"	6.02(a)
"Company SEC Reports"	5.01(e)(ii)
"Company Series A Preferred Stock"	5.01(b)
"Company Series B Preferred Stock"	5.01(b)
"Company Series C Preferred Stock"	5.01(b)
"Company Series D Preferred Stock"	5.01(b)
"Company Shareholder Approval"	5.01(c)(i)
"Company Shareholder Consent"	6.02(b)
"Company Subsidiary” or “Company Subsidiaries"	5.01(a)(ii)
"Confidentiality Agreement"	6.04(e)
"Covered Employees"	6.08(a)
"CRA"	5.01(k)(i)
"Debt Securities"	6.2
"Dissenting Shareholder"	3.01(e)
"Dissenting Shares"	3.01(e)
"EESA"	5.01(o)(xii)
"Effective Time"	2.07
"Exchange Act"	5.02(g)
"Exchange Agent"	3.05
"Exchange Agent Agreement"	3.05
"Exchange Fund"	3.05
"Exchange Ratio"	3.01(b)(ii)
"FDIC"	5.01(a)(i)
"Federal Reserve"	5.01(d)
"Form S-4"	6.02(a)
"HEOP"	Preamble
"HEOP Board Recommendation"	6.02(c)
"HEOP Capitalization Date"	5.02(b)
"HEOP Common Stock"	3.01(a)
"HEOP Disclosure Schedule"	5.02
"HEOP Options"	5.02(b)
"HEOP Preferred Stock"	5.02(b)
"HEOP Proxy Statement"	6.02(a)
"HEOP SEC Reports"	5.02(g)(ii)
"HEOP Series A Preferred Stock"	3.01(a)
"HEOP Series B Preferred Stock"	5.02(b)
"HEOP Series C Preferred Stock"	3.01(a)
"HEOP Shareholders Meeting"	6.02(c)

EXECUTION VERSION

Term	Section

"Holders"	3.06(a)
"Inbound Intellectual Property Licenses"	5.01(u)
"Insurance Policies"	5.01(x)
"Intellectual Property Licenses"	5.01(u)(v)
"Investor Rights Agreement"	7.03(c)
"IRS"	5.01(q)(xi)
"Inventors"	5.01(u)(vi)
"Joint Proxy/Consent Statement"	6.02(a)
"Leased Premises"	5.01(t)(iii)
"Leases"	5.01(t)(i)
"Letter of Transmittal"	3.06(a)
"Lien"	5.01(a)(ii)
"Loan Documentation"	5.01(z)(i)
"Loan Tape"	5.01(z)(ii)
"Loans"	5.01(z)(i)
"Material Contract"	5.01(l)
"Materially Burdensome Regulatory Condition"	6.01(a)
"Maximum Amount"	6.07(c)
"Merger"	2.01
"Merger Consideration"	3.01(b)
"Multiemployer Plan"	5.01(o)(vii)
"Multiple Employer Plan"	5.01(o)(vii)
"NASDAQ"	5.01(d)
"Nonqualified Deferred Compensation Plan"	5.01(o)(iv)
"Obligor"	5.01(z)(i)
"Outbound Intellectual Property Licenses"	5.01(u)
"Owned Real Property"	5.01(t)(i)
"Option Consideration"	3.01(d)
"Per Share Cash Consideration"	3.01(b)(i)
"Permitted Encumbrances"	5.01(t)(iii)
"Personal Property"	5.01(t)(xi)
"Pool"	5.01(z)(x)
"Qualified Plans"	5.01(o)(v)
"Real Property Leases"	5.01(t)(i)
"Representative"	6.05(a)
"Regulatory Agency” or “Regulatory Agencies"	5.01(e)
"Regulatory Approvals"	5.01(d)
"Reports"	5.01(e)
"SEC"	5.02(d)
"Securities Act"	5.01(b)
"Superior Proposal"	6.02(b)
"Surviving Bank"	2.02
"Surviving Corporation"	2.01
"Takeover Provisions"	6.22

EXECUTION VERSION

Term	Section

"Tenant Leases"	5.01(t)(i)
"Termination Fee"	8.03
"Trade Secrets"	5.01(u)(vii)
"Trust Preferred Securities"	6.26
"Voting and Support Agreement” or “Voting and Support Agreements"	Recitals
"Voting Debt"	5.01(b)
"401k Plan"	6.08(c)

ARTICLE II

THE MERGER

2.01           The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into HEOP (the “Merger”) and the separate corporate existence of the Company shall cease. HEOP shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

2.02           The Bank Merger.  Immediately after the Merger, Company’s subsidiary bank, Mission Community Bank, a California state-chartered bank (the “Company Bank”), will be merged (the “Bank Merger”) with and into HEOP’s subsidiary bank, Heritage Oaks Bank, a California state-chartered bank (the “Surviving Bank”), and the separate corporate existence of the Company Bank shall cease.  Surviving Bank shall be the surviving state-chartered bank in the Bank Merger and  shall continue to exist as a California state-chartered bank with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Bank Merger.  HEOP and the Company shall cause their subsidiary banks to take all action required in conjunction with making and obtaining all filings and approvals and taking all other steps necessary to consummate the Bank Merger immediately after the Merger.

2.03           Filings. An agreement of merger (the “Agreement of Merger”), substantially in the form of Exhibit B hereto, shall be filed with the Secretary of State of the State of California.  An agreement of bank merger (the “Agreement of Bank Merger”), substantially in the form of Exhibit C hereto, shall be filed with the DBO.

2.04           Articles of Incorporation and Bylaws. The articles of incorporation of HEOP and the bylaws of HEOP as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation.  The Articles of Incorporation of Heritage Oaks Bank and the Bylaws of Heritage Oaks Bank as in effect immediately prior to the effective time of the Bank Merger shall be those of the Surviving Bank.

2.05           Directors and Executive Officers.

(a)           Subject to Section 2.05(c), the directors of the Surviving Corporation immediately after the Effective Time shall be the directors of HEOP immediately

EXECUTION VERSION

prior to the Effective Time, until such time as their successors shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Effective Time shall be the executive officers of HEOP immediately prior to the Effective Time.

(b)           Subject to Section 2.05(c), the Agreement of Bank Merger provides that the directors of the Surviving Bank upon consummation of the Bank Merger shall be the directors of Heritage Oaks Bank immediately prior to the Bank Merger.

(c)           At the Effective Time, HEOP shall cause two directors selected in accordance with the Investor Rights Agreement to be appointed as directors of HEOP and the Surviving Bank.

2.06           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in § 1108 of the CGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and HEOP shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and HEOP shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.07           Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger (the “Closing”), but subject to the fulfillment or waiver of those conditions, the parties shall cause the filings contemplated by Section 2.02 to be made (i) no later than the third (3rd) Business Day after such satisfaction or waiver or (ii) on such other date to which the parties may agree in writing (the “Closing Date”). The Merger provided for herein shall become effective (the “Effective Time”) upon such filing with the Secretary of State of the State of California or on such date as may be specified in the Agreement of Merger. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The effect of the Bank Merger shall be as provided in § 4887 of the CFC, including any regulations or rules promulgated thereunder.

2.08           Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation or the Surviving Bank shall consider that any further assignments or assurances or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or the Surviving Bank, as the case may be, its right, title and interest in, to or under any of the rights, properties or assets of the Company or the Company Bank, as the case may be, acquired or to be acquired by the Surviving Corporation or the Surviving Bank, as the case may be, as a result of, or in connection with, the Merger or the Bank Merger, as applicable, or (ii) otherwise carry out the purposes of this Agreement, the Company, the Company Bank and their duly authorized officers and directors immediately prior to the Effective Time, shall be deemed to have granted to the Surviving Corporation and the Surviving Bank, respectively, an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances and to do all acts necessary or proper to vest, perfect and confirm title to and possession of such rights, properties and assets in the Surviving Corporation or the Surviving Bank, as the case may be, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation and the Surviving Bank,

EXECUTION VERSION

as applicable, are fully authorized in the name of the Company, the Company Bank, the Surviving Corporation, the Surviving Bank or otherwise to take any and all such action.

2.09           Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01           Conversion of Securities.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger, and without any action on the part of any Person, except with respect to Sections 3.01(c) and (d), which shall require further action as provided for therein:

(a)           No Effect on HEOP Common Stock.  (i) Each share of the common stock, no par value per share, of HEOP (the “HEOP Common Stock”); (ii) each share of the Series A Senior Preferred Stock, $1,000 per share stated value, of HEOP (the “HEOP Series A Preferred Stock”; and (iii) each share of the Series C Preferred Stock, $3.25 per share stated value, of HEOP (the “HEOP Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)           Conversion of Company Common Stock.  Each share of the common stock, no par value of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 3.01(g), be converted into the right to receive the following consideration (the “Merger Consideration”):

(i)           an amount in cash without interest equal to the quotient of (A) the Adjusted Cash Consideration divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, but including Dissenting Shares) (such amount, the “Per Share Cash Consideration”); and

(ii)           a number (such number, the “Exchange Ratio”) of validly issued, fully paid and non-assessable shares of HEOP Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, but including Dissenting Shares).

(c)           Conversion of Company Warrants.  Each warrant to purchase shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Warrant Consideration as more specifically provided for in the Warrant Holder Agreement in the form of Exhibit D attached to this Agreement (the “Warrant Holder Agreement”).

EXECUTION VERSION

(d)           Company Stock Options.  On or prior to the Closing Date, each holder of in-the-money Company Stock Options shall have entered into an In-the-Money Option Holder Agreement in the form of Exhibit E attached to this Agreement (the "In-the-Money Option Holder Agreements") providing for the termination of such holder's Company Stock Options.  Each holder of such terminated Company Stock Options that are in-the-money shall be entitled to receive, in lieu of each share of Company Common Stock that would otherwise have been issuable upon exercise thereof, an amount in cash without interest equal to (i) $5.92 minus (ii) the exercise price per share with respect to the corresponding Company Stock Option in question (such amount, the "Option Consideration").  Any payments pursuant to this Section 3.01(d) shall take place only after the satisfaction or fulfillment or waiver of the conditions of Closing contained in Articles VI. The Surviving Corporation shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

(e)           Cancellation of Certain Shares of Company Stock.  All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by HEOP and its Subsidiaries, and the Company and the Company Subsidiaries (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by HEOP or the Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(f)           Adjustments to Prevent Dilution.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of HEOP or the Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Per Share Cash Consideration, the Exchange Ratio and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(g)           Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration.  For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Shareholder thereof has properly exercised a demand for fair market value pursuant to Chapter 13 of the CGCL.  At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist.  No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to demand fair market value of its Dissenting Shares under the CGCL, and any Dissenting Shareholder shall be entitled to receive

EXECUTION VERSION

only the payment provided by Chapter 13 of the CGCL with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration.  The Company shall give HEOP (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law relating to shareholders’ demands for fair market value and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair market value under the CGCL.  The Company shall not, except with the prior written consent of HEOP, voluntarily make any payment with respect to any demands for fair market value of Dissenting Shares, offer to settle or settle any such demands.

3.02           Company Stock Options.

(a)           Prior to the Effective Time, the Company shall take such actions as may be necessary such that immediately prior to the Effective Time each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive the Option Consideration as provided in Section 3.01(d).  Holders of Company Stock Options that would not be entitled to receive the Option Consideration pursuant to Section 3.01(d) because the Company Stock Options are out-of-the-money shall be paid as provided in the Out-of-the-Money Option Holder Agreement in the form of Exhibit F attached to this Agreement (the "Out-of--the-Money Option Holder Agreements").  If and to the minimum extent required by the terms of the Company Stock Plans or any of them, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that otherwise would not be then vested or exercisable, shall be made vested and exercisable for a limited period of time immediately prior to the Effective Time subject to the completion of the Merger.   At the Effective Time, each Company Stock Option that has not previously been exercised, whether or not then vested and whether or not then exercisable, shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.

(b)           If so requested by HEOP, at least twenty (20) Business Days prior to the Effective Time and prior to any such payment, the Company shall use its reasonable efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to HEOP) from each holder of a Company Stock Option (i) confirming the number of Company Stock Options held, (ii) confirming that the treatment of such Company Stock Options pursuant to this Agreement and the amounts to be paid pursuant hereto have been correctly calculated and (iii) containing such other matters as reasonably determined by HEOP and shall provide a copy of each such acknowledgement and waiver the Company has been able to obtain to HEOP at least five (5) Business Days prior to the Effective Time.

(c)           At or prior to the Effective Time, the Company, the Company Board and the compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 3.02 (a) and (b).

(d)           The Company shall take all actions necessary to ensure that from and after the Effective Time neither HEOP nor the Surviving Corporation will be required to

EXECUTION VERSION

deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options after the Effective Time.

3.03           Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

3.04           Deposit of Merger Consideration.  Immediately prior to the Effective Time, HEOP shall make available to a bank or trust company selected by HEOP (the “Exchange Agent”) pursuant to an agreement entered into prior to the Closing (the “Exchange Agent Agreement”), for exchange in accordance with this Article III: (a) the Aggregate Stock Consideration, and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.06(f)) (collectively, the “Exchange Fund”), and HEOP shall instruct the Exchange Agent to timely deliver the Merger Consideration.

3.05           Delivery of Merger Consideration.

(a)           As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time (collectively, the “Holders”) of shares of Company Common Stock represented by certificates (“Certificates”) as well as those not represented by a Certificate (a "Book-Entry Share"), that were converted into the right to receive the Merger Consideration pursuant to Section 3.01(b):  (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent, which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and HEOP (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate, or, in the case of shares of Company Common Stock held as Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal (which shall include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares and to be in such form and have such provisions as HEOP and the Exchange Agent may reasonably require), and, if applicable, after the Effective Time, any dividends or distributions with respect to Company Common Stock to which such Holder is entitled pursuant to Section 3.06(c).

(b)           Upon surrender to the Exchange Agent of a Holder’s Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, such Holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by such Holder’s Certificate(s) or Book-Entry Shares.  Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate(s) or Book

EXECUTION VERSION

Entry Shares in accordance with, and, if applicable, after the Effective Time, any dividends or distributions to which such Holder is entitled pursuant to, this Article III.

(c)           No dividends or other distributions with respect to HEOP Common Stock shall be paid to the Holder of any un-surrendered Certificate or Book-Entry Shares with respect to the HEOP Common Stock portion (if any) of the Merger Consideration represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares in accordance with this Article III.  Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article III, the Holder of such shares of Company Common Stock shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time payable with respect to the whole shares of the HEOP Common Stock portion of the Merger Consideration, if any, represented by such Certificate or Book-Entry Shares and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of the HEOP Common Stock portion of the Merger Consideration, if any, represented by such Certificate or Book-Entry Shares with a record date after the Effective Time and with a payment date subsequent to the issuance of the HEOP Common Stock portion of the Merger Consideration, if any, issuable with respect to such Certificate or Book-Entry Shares.

(d)           In the event of a transfer of ownership of a Certificate representing Company Common Stock prior to the Effective Time that is not registered in the stock transfer records of the Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of HEOP that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, HEOP) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, and, if applicable, after the Effective Time, cash dividends or distributions payable pursuant to this Article III and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Company Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or HEOP, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or HEOP, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or HEOP, as the case may be. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 3.01(b) and the procedures set forth in this Article III.

EXECUTION VERSION

(e)           HEOP and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any Company Common Stock, HEOP and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)           Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of HEOP Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, and, if applicable, after the Effective Time, no dividend or distribution with respect to HEOP Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of HEOP.  In lieu of the issuance of any such fractional share, HEOP shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded down to the nearest whole cent) determined by multiplying (i) the value of the HEOP Stock on the day prior to the Closing Date by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded down to the nearest one ten-thousandth when expressed in decimal form) of HEOP Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 3.01(b).  The parties acknowledge and agree that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the first anniversary of the Effective Time shall be paid to HEOP.  Any former shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to HEOP with respect to the Merger Consideration and any unpaid dividends and distributions on the HEOP Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of HEOP, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.  In the event that any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated  or destroyed and, if required by HEOP or the Exchange Agent, the posting by such person of a bond in such amount as HEOP may determine is necessary as indemnity against any claim that may be made against HEOP with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.  Subject to the terms of the Exchange Agent Agreement, HEOP, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the

EXECUTION VERSION

whole number of shares of the HEOP Common Stock portion of the Merger Consideration into which shares of Company Common Stock are converted in the Merger, if any, and (iii) the method of payment of the Per Share Cash Consideration portion of the Merger Consideration and cash in lieu of fractional shares of HEOP Common Stock.

(h)           The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of HEOP Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of HEOP Common Stock for the account of the Persons entitled thereto. Former shareholders of record of the Company who are to receive shares of HEOP Common Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of HEOP shareholders the number of whole shares of HEOP Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Certificates or Book-Entry Shares for shares of HEOP Common Stock in accordance with the provisions of this Agreement.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01           Conduct of Business of the Parties Prior to the Effective Time.

(a)           During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause the Company Subsidiaries to: (i) conduct its business in the usual, regular and ordinary course of business consistent with past practices and in compliance with any and all cease-and-desist or other order issued by, written agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking entered into with, any supervisory letter from, or any board resolutions adopted at the request of any Governmental Entities; (ii) use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises, powers and privileges and other authorizations issued by any Governmental Entities and its current relationships and goodwill with its customers, regulators, employees and other persons with which it has business or other relationships; (iii) take no action that is intended to or would reasonably be expected to adversely affect, impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; (iv) take any action that would be reasonably likely to have a Company Material Adverse Effect on the Company or (v) take any action which is intended, or would reasonably be expected to, diminish the value of the Company or its goodwill to HEOP or otherwise disparage HEOP or any of its officers, employees or directors.  Solely for the purpose of eliminating any doubt, the Company shall be responsible for the acts, conduct and communications of its directors and officers of the Company holding the title of senior vice president or higher and those of Company Bank and any action taken by such a director or officers of the Company holding the title of senior vice president or higher in contravention of any of the provisions in the preceding sentence shall be a breach of this Section by the Company

EXECUTION VERSION

(b)           During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, HEOP shall, and shall cause its Subsidiaries to: (i) conduct its business in the usual, regular and ordinary course of business consistent with past practices and in compliance with any and all cease-and-desist or other order issued by, written agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking entered into with, any supervisory letter from, or any board resolutions adopted at the request of any Governmental Entities; (ii) use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises, powers and privileges and other authorizations issued by any Governmental Entities and its current relationships and goodwill with its customers, regulators, employees and other persons with which it has business or other relationships; (iii) take no action that is intended to or would reasonably be expected to adversely affect, impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; (iv) take any action that would be reasonably likely to have a HEOP Material Adverse Effect on HEOP or (v) take any action which is intended, or would reasonably be expected to, diminish the value of HEOP or its goodwill to the Company or otherwise disparage the Company or any of its officers, employees or directors.

4.02           Forbearances of the Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.02 of the Company Disclosure Schedule or as expressly required by this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following, without the prior written consent of HEOP:

(a)           create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances for a term in excess of one year, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(b)           (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

EXECUTION VERSION

(c)           sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company (including Affiliates of the Company’s majority shareholder), (ii) the disposition of assets which are inoperable or that are replaced in the ordinary course of business, (iii) sales of OREO or any assets of MAM in each case at a price that is no less than ten percent (10%) of its carrying value; (iv) sale of MAM shares at not less than book value; or (iv) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 4.02(c) of the Company Disclosure Schedule;

(d)           (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;

(e)           except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any Company Benefit Plan, (ii) amend any Company Benefit Plan in a manner that would result in any increase in cost, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant of the Company or any of the Company Subsidiaries (including the payment of any amounts to any such individual not otherwise due), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to the Company or any of the Company Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire, transfer, promote or terminate the employment of any employee of the Company or any of the Company Subsidiaries who has a target annual compensation of $50,000 or more;

(f)           (i) settle any claim, action or proceeding against and adverse to the Company or Company Subsidiaries other than claims, actions or proceedings in the ordinary course of business consistent with past practice where the settlement payments not covered by insurance do not exceed $100,000 (unless such claim, action or proceeding is not disclosed on the Company Disclosure Schedule delivered to HEOP as of the date of entry into this Agreement, in which case prior to committing to any such settlement the Company shall provide HEOP with a copy of the proposed settlement agreement and all relevant related documentation and information and shall consult with HEOP respecting such settlement and the basis for the Company’s decision to settle and shall consider any comments raised by HEOP within ten (10) Business Days of receipt of such information), or waive, compromise, assign, cancel or release any rights or claims, or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise adversely affecting the business or operations of the Company or any of the Company Subsidiaries;

EXECUTION VERSION

(g)           pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices, and subject to Section 4.2(f);

(h)           (i) make any change in accounting methods or systems of internal accounting controls (or the manner of accruing for liabilities), except as required by changes in GAAP as concurred in by McGladrey LLP, the Company’s independent auditors or (ii) except as may be required by GAAP, or in the ordinary course of business consistent with past practice, revalue any of its assets, including writing-off notes or accounts receivable;

(i)           make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j)           adopt or implement any amendment to the Company Articles or the Company Bylaws or comparable organizational documents of any of the Company Subsidiaries;

(k)           restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or invest in any brokered deposits or municipal or high-rate bonds or funds;

(l)           make other than immaterial changes to the credit policies and collateral eligibility requirements and standards of the Company and the Company Subsidiaries, or make other than immaterial changes to the Company’s methodology for determining the adequacy of the ALL;

(m)           except as required by applicable Law, enter into any new line of business or change lending, investment, underwriting, risk, asset-liability management (other than interest rate or fee pricing with respect to depository accounts consistent with market conditions prevailing in the communities in which it operates), hedging or  other banking and/or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(n)           make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

(o)           permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the Company or any of the Company Subsidiaries;

EXECUTION VERSION

(p)           make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(q)           (i) Make, renew or otherwise modify any Loan in a manner that is inconsistent with Company Bank’s ordinary course of business or inconsistent with Company Bank’s lending policies and procedures in effect as of the date of this Agreement (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any Affiliate of Company Bank; or (iv) enter into any Loan securitization or create any special purpose funding entity.  For any new credit originated or to be originated by Company Bank in an amount in excess of $3,000,000, or any Loan that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for loan-to-one-borrower limitations, in excess of $3,000,000, prior to committing to transaction, Company Bank shall provide HEOP with a copy of the loan underwriting analysis and credit memo of Company Bank and shall consult with HEOP respecting such credit and the basis of Company Bank’s credit decision, and shall consider any comments raised by HEOP within forty-eight (48) hours of receipt of such information;

(r)           take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(s)           take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(t)           agree to, or make any commitment to, take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 4.02; or

(u)           amend, modify or waive (other than in the ordinary course of business consistent with past practices that do not result in the release of material rights of the Company under any such contract), or violate, breach, cancel, terminate, renew or extend any Material Contract or any of the provisions thereof, or enter into or amend or modify any contract, which following execution, amendment or modification would have been a Material Contract if in existence as of the date of execution of this Agreement.

Notwithstanding the foregoing, nothing contained in this Agreement shall give HEOP, directly or indirectly, the right to control or direct the Company's or the Company Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company and Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

4.03           Covenants of HEOP.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.04 of the HEOP Disclosure Schedule or as

EXECUTION VERSION

expressly required by this Agreement, HEOP shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of the Company:

(a)           amend, repeal or otherwise modify any provision of its Articles or Bylaws other than those that would not be adverse in any material respect to the Company or its shareholders or those that would not impede HEOP's ability to consummate the transactions this Agreement contemplates;

(b)           issue any capital stock (other than pursuant to stock options granted under HEOP stock incentive plans), make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the Merger;

(c)           take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or would or would be reasonably likely to result in a HEOP Material Adverse Effect, except, in every case, as may be required by applicable Law;

(d)           take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)           agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of HEOP in support of, any of the actions prohibited by this Section 4.3;

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01           Representations and Warranties of the Company.  Except as disclosed in the confidential disclosure schedule of the Company delivered to HEOP on or prior to the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to HEOP that the following is true and correct.  The Company Disclosure Schedule shall be organized to correspond to the Sections in Article IV and Article V.  Each exception set forth in the Company Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty or covenant set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure.

(a)           Corporate Organization.

(i)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and is a registered bank

EXECUTION VERSION

holding company under the Bank Holding Company Act of 1956, as amended. The Company Bank is a corporation and state-chartered bank duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by the Company Bank when due.  The Company Bank is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein.  The Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  True and complete copies of the Company Articles and the Company Bylaws have previously been furnished or made available to HEOP.  The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.

(ii)           Section 5.01(a)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of the Company (each, a “Company Subsidiary” and collectively the “Company Subsidiaries”).  Section 5.01(a)(ii) of the Company Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and non-assessable and such shares or other securities are owned by the Company or another of the Company Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto.  Each of the Company Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each of the Company Subsidiaries, as amended and currently in effect, has been delivered and made available to HEOP.  Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly

EXECUTION VERSION

or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(b)           Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, 100,000 of which are designated as Redeemable Series A Preferred Stock, stated liquidation amount $5.00 per share (the “Company Series A Preferred Stock”), 20,500 of which are designated as Redeemable Series B, Preferred Stock, stated liquidation amount $10.00 (the “Company Series B Preferred Stock”), 50,000 of which are designated as Redeemable Series C Preferred Stock, stated liquidation amount $10.00 per share (the “Company Series C Preferred Stock”), and 5,116 of which are designated as Series D Fixed Rate Cumulative Perpetual Preferred Stock, stated liquidation amount $1,000 per share (the “Company Series D Preferred Stock”).  As of the date of this Agreement, there are (a) 8,755,066 shares of Company Common Stock issued and outstanding, (b) 450,400 shares of Company Common Stock reserved for issuance upon the exercise of Company Stock Options, (c) 6,408,452 shares of Company Common Stock reserved for issuance upon the exercise of Company Warrants, (d) no shares of Company Series A Preferred Stock issued and outstanding, (e) no shares of Company Series B Preferred Stock issued and outstanding, (f) no shares of Company Series C Preferred Stock outstanding (g) no shares of Company Series D Preferred Stock outstanding, and (h) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company shareholders may vote (“Voting Debt”) are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), any such securities.  Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company.  Section 5.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Warrant outstanding as of the date of this Agreement and issuable upon the exercise of each Company Stock Option outstanding as of the date of this Agreement and the holder, exercise price and vesting schedule, as applicable, for each such Company Warrant and Company Stock Option.  Other than Company Warrants or Company Stock Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of the Company Subsidiaries) are outstanding.  Section 5.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete listing of each outstanding series of trust preferred and subordinated debt securities of the Company and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the Knowledge of the Company.

(c)           Authority; No Violation.

EXECUTION VERSION

(i)           The Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the Company Board, the Company Board has resolved to recommend to the Company’s shareholders approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of the Company has been taken, subject to the approval by the affirmative vote of the holders of a two-thirds of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”).  This Agreement has been duly and validly executed and delivered by the Company.  Assuming due authorization, execution and delivery by HEOP, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 5.01(c)(ii) and Section 5.01(d) of the Company Disclosure Schedules are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of the Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)           Regulatory Filings and Approvals.  Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the DBO, and approval of or non-objection to such applications, filings and notices (the “Regulatory Approvals”), (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, including the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy/Consent Statement and Form S-4, (c) the filing of the Agreement of Merger and the Agreement of Bank Merger with the

EXECUTION VERSION

Secretary of State of the State of California pursuant to the CGCL and with the DBO pursuant to the CFC, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of HEOP Common Stock (if any) pursuant to this Agreement and (e) approval of listing of such HEOP Common Stock (if any) on the NASDAQ Global Market (the “NASDAQ”), no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are required to be made or obtained by the Company or any of the Company Subsidiaries in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation of the transactions contemplated hereby.  The Company knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(e)           Reports and Assessments.

(i)           The Company and each of the Company Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2010 with (a) the Federal Reserve, (b) the FDIC, (c) the DBO and (d) any other Governmental Entity having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, individually a “Regulatory Agency” and collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2010, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.  Any such Report regarding the Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content.

(ii)           No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company pursuant to the Exchange Act, since December 31, 2010 and prior to the date of this Agreement (the “Company SEC Reports”)  at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

EXECUTION VERSION

(f)           Financial Statements.

(i)           The Company has previously made available to HEOP copies of the following financial statements (the “Company Financial Statements”), copies of which are attached as Section 5.01(f)(i) of the Company Disclosure Schedule:  (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries for years ended December 31, 2012 and December 31, 2011, and the related audited consolidated statements of income and cash flow for fiscal years 2012 and 2011, (ii) the unaudited consolidated balance sheet (the “Balance Sheet” and June 30, 2013, the “Balance Sheet Date”) and consolidated statements of income and cash flow for the six month period ended June 30, 2013, and (iii) the call reports of the Company and each of its depository Subsidiaries for the fiscal years ended December 31, 2012 and 2011 and the fiscal quarters ended March 31, 2013 and June 30, 2013.  The Company Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and the Company Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with GAAP or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount.  The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries.

(ii)           The Company maintains disclosure controls and procedures substantially similar to those required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.  Other than as set forth in Section 5.01(f)(ii) of the Company Disclosure Schedule, since December 31, 2010, the Company has not experienced or effected any material change in internal control over financial reporting.

(iii)           Since December 31, 2010, (i) neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise obtained knowledge of any complaint, allegation,

EXECUTION VERSION

assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2010, including any complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2010, by the Company, any of the Company Subsidiaries or any of its or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. The Company has made available to HEOP a summary of all material complaints or concerns relating to other matters made since December 31, 2010 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law.

(iv)           The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to HEOP (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2010 and (ii) any material communication since December 31, 2010 made by management or the Company’s auditors to the audit committee required or contemplated by the listing standards of NASDAQ, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board.

(v)           The books and records kept by the Company and any of the Company Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(vi)           Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements.

EXECUTION VERSION

(g)           Undisclosed Liabilities.  Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

(h)           Absence of Certain Changes or Events.  Since June 30, 2013, (a) the Company and the Company Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) other than as set forth in Section 5.01(h) of the Company Disclosure Schedule, the Company has not taken any of the actions that the Company has agreed not to take or permit the Company Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 4.02; and (c) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events has had or could be reasonably likely to have a Company Material Adverse Effect.

(i)           Legal Proceedings.  Except as set forth in Section 5.01(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries.  There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries.

(j)           Regulatory Matters.

(i)           None of the Company, any of the Company Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any enforcement order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, requested board resolutions or similar submission to, or extraordinary supervisory letter from or order to pay any civil monetary penalty by any Regulatory Agency that requires corrective action, restricts the conduct of business or otherwise relates to capital adequacy, the ability to pay dividends, credit or risk management policies, management or the business of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has adopted any policies, procedures or board resolutions related to the foregoing at the request or suggestion of, any Governmental Entity.

(ii)           Neither the Company nor any of the Company Subsidiaries has been advised by, and the Company does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Agency that such Regulatory Agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such enforcement order, decree, agreement, memorandum of understanding,

EXECUTION VERSION

commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution related to the foregoing.

(iii)             Except for normal examinations conducted by the Regulatory Agencies in the ordinary course of the business of the Company and the Company Subsidiaries, there is no pending proceeding before, or, to the Knowledge of the Company, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of the Company or any of the Company Subsidiaries.  There are no unresolved violations, criticisms, comments or management required actions with respect to any examinations of the Company or any of the Company Subsidiaries, except for any such violations, criticisms, comments or management required actions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(k)           Compliance With Laws.

(i)           The Company and each of the Company Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to the Company and the Company Subsidiaries, taken as a whole, and neither the Company nor any of the Company Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to the Company and the Company Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the Company has not been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act (the “CRA”).  The most recent regulatory rating given to the Company Bank as to compliance with the Community Reinvestment Act was “satisfactory” and, subsequently, the Company Bank has not received any complaints as to Community Reinvestment Act compliance.

(ii)           Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries have properly administered all accounts for which the Company or any of the Company Subsidiaries acts as a fiduciary, including accounts for which the Company or any of the Company Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of the Company or any of the Company

EXECUTION VERSION

Subsidiaries, or any director, officer or employee of the Company or any of the Company Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and the Company Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(iii)           the Company and each insured depository Subsidiary of the Company meet or exceed the criteria to be deemed “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator).  Neither the Company nor any of the Company Subsidiaries has been informed that its status as “well-capitalized,” “well managed” will change within one year.

(l)           Material Contracts. Neither the Company nor any of the Company Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 5.01(l), whether written or oral and whether or not set forth in the Company Disclosure Schedule, is referred to as a “Material Contract”):

(i)            any contract or agreement entered into since January 1, 2009 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii)           any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company or any of the Company Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)           any contract or agreement limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting the Company from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)           any contract or agreement with any Affiliate of the Company or any of the Company Subsidiaries;

(v)           any agreement of guarantee, support or indemnification by the Company or the Company Subsidiaries, assumption or endorsement by the Company or the Company Subsidiaries of, or any similar commitment by the Company or the Company Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

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(vi)           any agreement which would be terminable other than by the Company or the Company Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vii)           any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to the Company or any of the Company Subsidiaries;

(viii)           any employment agreement with any employee or officer of the Company or any of the Company Subsidiaries;

(ix)           any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by the Company or the Company Subsidiaries of more than $75,000;

(x)           any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of the Company or the Company Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company;

(xi)           any contract or agreement that contains any (A) exclusive dealing obligation, (B) “claw-back” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by the Company or any of the Company Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii)           any contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xiii)           any contract under which the Company or any of the Company Subsidiaries will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

(xiv)           any lease or other contract for real property or material personal property owned or presently used by the Company or any of the Company Subsidiaries;

(xv)           any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or the Company Subsidiaries of $75,000; and

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(xvi)           any contract not listed above that is material to the financial condition, results of operations or business of the Company or the Company Subsidiaries.

The Company and the Company Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Company) to be in default in respect of, each Material Contract to which the Company or the Company Subsidiaries are a party or by which the Company or the Company Subsidiaries are bound, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries.  Each of the Material Contracts is valid and binding on the Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or the Company Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries.  True, correct and complete copies of all Material Contracts have been furnished or made available to HEOP.

(m)           Investment Securities.

(i)           Each of the Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of the Company Subsidiaries and except for such defects in title or Liens that would not be material to the Company and the Company Subsidiaries.  Such securities are valued on the books of the Company and the Company Subsidiaries in accordance with GAAP.

(ii)           The Company and the Company Subsidiaries employ investment, securities risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

(n)           No Brokers.  No action has been taken by the Company or any of the Company Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a fee to be paid to D.A. Davidson & Co. as set forth on Section 5.01(n) of the Company  Disclosure Schedule.  Copies of all agreements with D.A. Davidson & Co. have been previously furnished to HEOP.

(o)           Employee Benefit Plans.

(i)           Section 5.01(o)(i) of the Company Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, salary continuation or other compensatory or benefit plans, programs, policies or

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arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements to which the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates is a party, with respect to which the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by the Company or any of the Company Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 5.01(o)(i) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(ii)           The Company has delivered or made available to HEOP true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the United States Department of Labor or the IRS for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all summaries of material modifications thereto, (vi) all material correspondence with the United States Department of Labor and with the IRS, (vii) all amendments, modifications or material supplements to any Company Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan.  Except as specifically provided in the foregoing documents delivered or made available to HEOP, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has the Company or any of the Company Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(iii)           Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  All contributions and premium payments required to have been made to each Company Benefit Plan prior to the Closing Date have been or will have been timely made and all contributions and premium payments required to have been accrued with respect to each Company Benefit Plan prior to the Closing Date, but not required to have been made prior to the Closing Date, have been properly accrued.  Neither the Company nor any of the Company Subsidiaries has taken any corrective action or made any filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of the Company Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(iv)           Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and each award thereunder, in each case that is subject to Section 409A of the Code, has, since January 1, 2005, been maintained and operated in material

EXECUTION VERSION

compliance with Section 409A of the Code and with the plan’s terms, and the plan’s terms comply in all material respects with Section 409A of the Code and applicable guidance such that no compensation of any Company or Company Subsidiary employee, officer, director or other service provider is, has been or shall be subject to any additional tax or interest charge pursuant to Section 409A of the Code.  No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States.  The per share exercise price under each of the Company Stock Options equals or exceeds the per share fair market value of Company Common Stock on the date of grant of such Company Stock Option (determined in accordance with Section 409A of the Code).

(v)           Section 5.01(o)(v) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Qualified Plan and any related trust, or each Qualified Plan and related trust is the adoption of a prototype plan or volume submitter plan which is the subject of an IRS favorable opinion letter upon which the Company and the Company Subsidiaries may rely, which determination letter or opinion letter is current and has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(vi)           No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of the Company Subsidiaries or ERISA Affiliates at any time in the past maintained an employee benefit plan subject to Title IV of ERISA.

(vii)           (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(viii)           Neither the Company nor any of the Company Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code and similar provisions of applicable state law.

(ix)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or

EXECUTION VERSION

other service provider of the Company or any of the Company Subsidiaries, or result in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of the Company Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  No compensation has been paid or is payable to any Company or Company Subsidiary employee, officer, director or other service provider that would not be deductible by the Company in full as a result of the application of Section 162(m) or 280G of the Code.

(x)           There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a liability of the Company, the Company Subsidiaries or any of their ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(xi)           There are no pending or threatened claims (other than undisputed claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, with respect to any of the Company Benefit Plans, against the Company, any Company Subsidiary, any fiduciary thereof with respect to its duties under any Company Benefits Plan, or the assets of any of the trust under any Company Benefit Plan.  No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the Pension Benefit Guarantee Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.  No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Plan and which could subject the Company or any Company Subsidiary, or any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

(xii)           The Company and the Company Subsidiaries have been, at all relevant times, in compliance with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively, “EESA”).  Each Company employee who is subject to the limitations imposed under EESA has executed a waiver of claims against the Company and the Company Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations were required to be imposed.

(xiii)           No individual classified by the Company and the Company Subsidiaries as a non-employee (such as an independent contractor, leased employee, consultant

EXECUTION VERSION

or special consultant), regardless of actual legal status, is eligible to participate in or receive benefits under any Company Benefit Plan that does not specifically provide for such participation.

(p)           Environmental Matters.

(i)           Each of the Company and the Company Subsidiaries and any property which the Company or any of the Company Subsidiaries owns or leases, and to the Company’s Knowledge, in which either holds a security interest, is in compliance with all Environmental Laws.

(ii)           There are no legal, administrative, arbitral or other proceedings, notices, claims or actions pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, nor are there Governmental Entity or third-party investigations or remediation activities that concern, seek to impose or could reasonably be expected to result in the imposition of any liability or obligation arising under any Environmental Law or concerning Hazardous Substances, including but not limited to actual or alleged liability for personal injury, property damage or Remedial Action, pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

(iii)           To the Company’s Knowledge, during or prior to the period of (I) the Company’s or any of the Company Subsidiaries’ ownership or operation of or on any property, (II) the Company’s or any of the Company Subsidiaries’ Participation In The Management of any property or entity or operation thereon, or (III) the Company’s or any of the Company Subsidiaries’ holding of a security interest or other interest in any property there was no use, treatment, storage, disposal of, or arrangement for the disposal of Hazardous Substances, or Release or threatened Release of Hazardous Substances in, on, under or affecting any such property in violation of any Environmental Law, imposing an obligation under any Environmental Law, requiring Remedial Action, or which would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(iv)           The Company is not subject to any agreement, order, directive, injunction, judgment or decree by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing set forth in paragraph 5.01(q)(i)-(iii).

(v)           The Company has provided to HEOP all material reports, assessments, audits, citations, notices, surveys, studies and investigations in the possession, custody or control of the Company or any of the Company Subsidiaries concerning compliance with or liability or obligation under Environmental Law or the Release or threatened Release of Hazardous Substances, including those concerning any property in which the Company or any of the Company Subsidiaries owns, leases, or holds a security interest.  There has been no written environmental site assessment conducted since January 1, 2010 assessing the presence, potential presence, Release or threatened Release of Hazardous Substances located on, under or affecting any property owned, leased or, to the Company’s Knowledge, subject to a security interest held

EXECUTION VERSION

by the Company or any Company Subsidiary that is within the possession or control of the Company and its Affiliates as of the date of this Agreement, which has not been delivered to HEOP prior to the date of this Agreement.

(q)           Tax Matters.

(i)           The Company and each of the Company Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns).  Through the date hereof, the Company and the Company Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements.  The Company and each of the Company Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

(ii)           No jurisdiction where the Company and the Company Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and the Company Subsidiaries is required to file a Tax Return in such jurisdiction.

(iii)           No Liens for Taxes exist with respect to any of the assets of the Company and the Company Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(iv)           There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of the Company or any of the Company Subsidiaries.

(v)           There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any of the Company Subsidiaries, which waiver or extension is in effect.

(vi)           All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of the Company Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  The Company and each of the Company Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(vii)           Neither the Company nor any of the Company Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(viii)           Neither the Company nor any of the Company Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or

EXECUTION VERSION

similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(ix)           Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(x)           Neither the Company nor any of the Company Subsidiaries has been, within the past two (2) years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(xi)           Since January 1, 2006, neither the Company nor any of the Company Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or any of the Company Subsidiaries).

(xii)           Neither the Company nor any of the Company Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(xiii)           Neither the Company nor any of the Company Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(xiv)           No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any of the Company Subsidiaries.

(xv)           Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could  reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

EXECUTION VERSION

(r)           Derivative Instruments.  All Derivative Transactions, whether entered into for the account of the Company or one of the Company Subsidiaries or for the account of a customer of the Company or one of the Company Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by the Company, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect.  The Company and the Company Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  The financial position of the Company and the Company Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP.

(s)           Labor Matters.

(i)           Set forth on Section 5.01(s) of the Company Disclosure Schedule is a true and complete list of the names, titles, annual salaries, other compensation and wage and hour exemption status of all employees of the Company and the Company Subsidiaries and a summary of all contracts or commitments by the Company or the Company Subsidiaries to increase the compensation or to modify the conditions or terms of employment of any of its or their employees.

(ii)           All employees of the Company and the Company Subsidiaries are authorized to work in the United States of America and a Form I-9 has been properly completed and retained with regard to each such employee.

(iii)           There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of the Company Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority.  There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving the Company or any of the Company Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of the Company Subsidiaries at any time within five (5) years of the date of this Agreement.

EXECUTION VERSION

(iv)           Neither the Company nor any of the Company Subsidiaries is currently or at any time since January 1, 2010 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Each of the Company and the Company Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices.  Except as would not result in any material liability to the Company or any of the Company Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

(v)           No Person has claimed, or to the Knowledge of the Company or the Company Subsidiaries, has valid reason to claim that any employee or former employee of the Company or the Company Subsidiaries: (x) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (y) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with employment with the Company or the Company Subsidiaries; or (z) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any law or enforceable agreement between such Person and the applicable employee.

(vi)           To the Knowledge of the Company and the Company Subsidiaries, no employee of the Company or the Company Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that could reasonably be expected to (x) prohibit the performance by such Person of his/her duties for or on behalf of the Company or the Company Subsidiaries; or (y) adversely affect the ability of the Company or the Company Subsidiaries to conduct its or their primary business.

(vii)           No executive or group of employees has informed the Company or the Company Subsidiaries of his, her or their intent to terminate employment with the Company or the Company Subsidiaries.

(t)           Properties.

(i)           Section 5.01(t) of the Company Disclosure Schedule lists all real property owned or leased by the Company or any of the Company Subsidiaries, including (i) all real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which the Company or the Company Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof,

EXECUTION VERSION

including ground leases (the “Real Property Leases”); and (iii) all leases, subleases, licenses or other use agreements between the Company or any of its Affiliates, as landlord, sub-landlord or licensor, and third parties with respect to Owned Real Property or Leased Premises (as defined below), as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto.  The Real Property Leases and the Tenant Leases, including all amendments, modifications and supplements thereto shall be collectively referred to as, “Leases”.

(ii)           The Company has delivered to HEOP true, correct and complete copies of all Leases.

(iii)           The Company or one of the Company Subsidiaries (i) has good and marketable title to all Owned Real Property, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) such imperfections or irregularities of title that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, ((A) through (D) collectively, “Permitted Encumbrances”) and (ii) has good and marketable leasehold interests in all parcels of real property leased to the Company pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature created by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.

(iv)           Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property, in whole or in part, (A) has been condemned or otherwise taken by eminent domain, (B) to the Company’s Knowledge, is the subject of a pending, threatened or contemplated condemnation or taking which has not been consummated.

(v)           All of the land, buildings, structures, plants, facilities and other improvements leased or used by the Company or any of the Company Subsidiaries in the conduct of the Company’s or such Subsidiary’s business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.  None of the Owned Real Property or the Leased Premises are subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or the Company Subsidiaries, as the case may be.

(vi)           Except as set forth in Section 5.01(t)(vi) of the Company Disclosure Schedule, no Person other than the Company and the Company Subsidiaries has (or will have, at Closing) (A) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (B) any right to use or occupy any portion of the Leased Premises.

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(vii)           The Owned Real Property, including all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property and all systems located thereon (including, without limitation, the mechanical, electrical and HVAC systems), are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of the business of the Company or the applicable Company Subsidiary.  The Leased Premises, including all buildings, structures, fixtures and appurtenances comprising part of the Leased Premises and all systems located thereon (including, without limitation, the mechanical, electrical and HVAC systems) are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of the business of the Company or the applicable Company Subsidiary.  The Company and the Company Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

(viii)           Each of the Real Property Leases and each of the Tenant Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, without amendment (other than as disclosed in Section 5.01(t) of the Company Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or the Company Subsidiaries or, to the Knowledge of the Company, with respect to the lessor or other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, and no event has occurred that (with notice, lapse of time or both) could reasonably be expected to constitute a material breach or default under any of the Leases by any party or give any party the right to terminate, accelerate or modify any of the Leases.

(ix)           All rents, deposits and additional rents due pursuant to the Real Property Leases have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under the Real Property Leases that has not been re-deposited in full, and neither the Company nor any Company Subsidiary has received any notice that it is in default under any Real Property Leases or that the owner of any Leased Premises has made any assignment, mortgage, pledge or hypothecation of such Leased Premises or the rents due thereunder.

(x)           The Company and the Company Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in the Company and the Company Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws and none of the Owned Real Property or the Leased Premises, or the leasing, occupancy or use of the Owned Real Property or the Leased Premises, is in material violation of any Laws, including, without limitation, any building, zoning, Environmental Laws or other Laws.  The Company or the applicable Company Subsidiary has obtained all permits necessary for the operation of the business of the Company or the applicable Company Subsidiary.

(xi)           Except as would not be material to the Company, (i) the Company and the Company Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all of the tangible personal property or assets of the Company and the

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Company Subsidiaries used in the conduct of its business (including, without limitation, trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies), excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of the Company and the Company Subsidiaries (“Personal Property”), free and clear of all Liens, and (ii) each of the leases under which the Company or the Company Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of the Company, the lessor.  Such Personal Property is the only tangible personal property and assets used in the conduct of the business of the Company and the Company Subsidiaries.

(u)           Intellectual Property.

(i)           The Company and the Company Subsidiaries own good title to all of the Company Owned Intellectual Property, free and clear of any and all Liens.  The Company Owned Intellectual Property and any Intellectual Property licensed to the Company pursuant to any Inbound Intellectual Property License constitute all of the Intellectual Property reasonably necessary for the conduct of the Company’s business as it is currently conducted and currently proposed to be conducted.

(ii)           To the Knowledge of the Company, the Company Owned Intellectual Property and the conduct of the Company’s business has not violated, infringed or misappropriated, does not violate, infringe or misappropriate any Intellectual Property right of a third party, any right to privacy or publicity, or any applicable Laws regulating unfair competition or trade practices.

(iii)            Section 5.01(u)(iii) of the Company Disclosure Schedule sets forth a true, complete and correct listing of all patents and patent applications, all registered trademarks, service marks, and trade names and applications therefor, all registered Internet domain names and applications therefor, and all registered copyrights and copyright applications for any Company Owned Intellectual Property, including the patent number or other official registration number associated therewith, the legal owner thereof, the jurisdictions in which each such Intellectual Property right subsists, has been issued or registered or in which any application for such issuance and registration has been filed.

(iv)           Neither the Company nor any of the Company Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Owned Intellectual Property.  Neither the Company nor any of the Company Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Owned Intellectual Property with, third parties, or, except as set forth on Section 5.01(u)(iii) of the Company Disclosure Schedule, permits third parties to use any Company Owned Intellectual Property rights.  Except as set forth on Section 5.01(u)(iii) of the Company Disclosure Schedule, neither the Company

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nor any of the Company Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Owned Intellectual Property.

(v)           Section 5.01(u)(v) of the Company Disclosure Schedule sets forth a true, complete and correct list of  (i) all material licenses, sublicenses, covenants not to sue and other agreements as to which the Company is a party and pursuant to which the Company grants or otherwise permits any other Person to use any Company Owned Intellectual Property (“Outbound Intellectual Property Licenses”), and (ii) all material licenses, sublicenses, covenants not to sue and other agreements as to which the Company is a party and pursuant to which the Company is authorized or otherwise permitted to use any other Person’s Intellectual Property (“Inbound Intellectual Property Licenses”), other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of the Company Subsidiaries.  Each of the Inbound Intellectual Property Licenses and the Outbound Intellectual Property Licenses (together “Intellectual Property Licenses”) is valid and binding on all parties thereto and enforceable in accordance with its terms, except for applicable Enforceability Exceptions.  The Company is in material compliance with, and has not materially breached any term of any such Intellectual Property Licenses and, to the Knowledge of the Company, all other parties to such Intellectual Property Licenses are in material compliance with, and have not materially breached any term of, such Intellectual Property Licenses.  The consummation of the Merger will not result in the material breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such Intellectual Property Licenses.

(vi)           The Company has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets owned, used, appropriated or disclosed by the Company (“Trade Secrets”).  All material use, disclosure or appropriation of Trade Secrets owned by the Company by or to a third party has been pursuant to the terms of an agreement or other legal obligation between the Company and such third party pursuant to which the third party undertakes to protect and not disclose such Trade Secrets.  Neither the Company nor, to the Knowledge of the Company, any Person under the control of the Company has materially breached any confidentiality agreements that such Person is subject to, and, to the Knowledge of the Company, no other party to any such confidentiality agreement is in material breach thereof.

(vii)           Neither the Company nor any of the Company Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Owned Intellectual Property.

(v)           Information Technology; Security & Privacy.

(i)           To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Company’s business (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards

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prudent in the industry, to ensure proper operation, monitoring and use. The Company has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the Company IT Systems. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.  Neither the Company nor any of the Company Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems.  The Company and the Company Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.  Neither the Company nor any of the Company Subsidiaries is in breach of any Material Contract related to any Company IT Systems.

(ii)           The Company has at all times complied in all material respects with all applicable legal requirements relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company.  The Company has at all times complied in all material respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing.  No claims are pending and, to the Knowledge of the Company, no claims have been asserted or threatened against the Company or are likely to be asserted or threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures.  The consummation of the Merger and the other transactions contemplated by this Agreement will not breach or otherwise cause any violation of any such Laws, policies or procedures.

(iii)           With respect to all personal information described in Section 5.01(v)(ii), the Company has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, rules, policies or procedures referred to in Section 5.01(v)(ii).  To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

(w)           Insurance.  Section 5.01(w) of the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company or any of the Company Subsidiaries (collectively, “Insurance Policies”) and all insurance claims filed by the Company or any of the Company Subsidiaries under such Insurance Policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All Insurance Policies are with reputable insurers and provide full and adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. All Insurance Policies are in full force and effect; neither the Company nor any of the Company Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion. Section 5.01(w) of the Company Disclosure Schedule

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lists all claims or potential claims meeting the applicable reporting thresholds under the Insurance Policies that have not been reported thereunder.

(x)           No Investment Adviser.  Neither the Company nor any of the Company Subsidiaries serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(y)           Loans.

(i)           Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to the Company or the Company Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in the Company’s or any of the Company Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, inter-creditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(ii)           The information with respect to each Loan set forth in the data storage disk produced by the Company from its management information systems regarding the Loans and delivered to HEOP prior to the date hereof (the “Loan Tape”), and, to the Knowledge of the Company, any third-party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of September 30, 2013.

(iii)            (i) Section 5.01(y)(iii) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by the Company and the Company Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of the Company Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(iv)            Each Loan payable to the Company or the Company Subsidiaries (i) was originated or purchased by the Company or the Company Subsidiaries and

EXECUTION VERSION

its principal balance as shown on the Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by the Company or the Company Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

(v)            Each outstanding Loan (including Loans held for resale to investors) payable to the Company or the Company Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or any of the Company Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by the Company or the Company Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with the Company’s or any of the Company Subsidiaries’ underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(vi)           With respect to each Loan payable to the Company or any of the Company Subsidiaries that is secured, the Company or the relevant Company Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(vii)           The Company’s allowance for loan losses as of the Balance Sheet Date was in compliance with the Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(viii)           Section 5.01(y)(ix) of the Company Disclosure Schedule identifies each Loan payable to the Company or the Company Subsidiaries that (i) as of September 30, 2013 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import.  For each Loan identified in response to clauses (i) or (ii) above, Section 5.01(y)(ix) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of September 30, 2013.

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(ix)           To the Knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of the Company Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.  All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired.  To the Knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.  Except as set forth in Section 5.01(y)(ix) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of the Company Subsidiaries has sold Loans or Pools or participations in Loans or Pools contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(x)           Section 5.01(y)(x) of the Company Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to the Company or any of the Company Subsidiaries as of September 30, 2013 and the aggregate balance of Loans serviced by each such servicer for the Company or any of the Company Subsidiaries as of such date.  To the Knowledge of the Company, all Loans serviced by third parties for the Company or any of the Company Subsidiaries have been serviced in accordance with all applicable Laws and regulations.

(z)           Allowance For Loan Losses.  The Company and the Company Bank’s allowance for loan losses (“ALL”) is, and shall be as of the Effective Time, in compliance with the existing applicable methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(aa)           Company Information.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Proxy/Consent Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Joint Proxy/Consent Statement or any such supplement or amendment thereto is first mailed to the shareholders of the Company or at the time the Company shareholders vote on the matters constituting the Company Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by the Company in this Section 5.01(aa) with respect to statements made or incorporated by reference therein based on information supplied by HEOP or the Company in writing expressly for inclusion or incorporation by reference in the Joint Proxy/Consent Statement, the Form S-4 or such other applications, notifications or other documents.  The Joint Proxy/Consent Statement will comply as to form in all material respects with the requirements of the Exchange Act.  If at any time prior to the Effective Time any event should be discovered by the Company which should be set forth in an amendment to the Form S-

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4 or a supplement to the Joint Proxy/Consent Statement, or in any amendment or supplement to any such other applications, notifications or other documents, the Company shall promptly so inform HEOP.

(bb)           Fairness Opinion. The Company Board has received an opinion of its financial advisor, D.A. Davidson & Co., to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to its shareholders from a financial point of view.

(cc)           No Agreements on Directorships.  Other than as set forth in Section 5.01(cc) of the Company Disclosure Schedule, neither the Company, any of the Company Subsidiaries nor any Affiliate of the Company has entered into any agreement that obligates the Company or any Company Subsidiary to elect any individual to serve on the Company Board or the board of directors of any of the Company Subsidiaries, and as of the date hereof, there are no obligations or commitments on the part of the Company, or any Company Subsidiary or Affiliate of the Company to elect any individual to serve on the Company Board or the board of directors of any Company Subsidiary.

(dd)           Related Party Transactions.

(i)           No relationship, direct or indirect, exists between or among the Company and the Company Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of the Company or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

(ii)           No shareholder or Affiliate of the Company, other than the Company and the Company Subsidiaries owns any property or asset used in the conduct of the business of the Company and the Company Subsidiaries.

(iii)           The Company and the Company Subsidiaries have not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

(ee)           Takeover Laws.  The Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (such laws, collectively “Takeover Provisions”).

(ff)           Disclosure.  The representations and warranties contained in this Section 5.01, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.01 not misleading.

5.02           Representations and Warranties of HEOP.  Except as disclosed in writing in the correspondingly enumerated section or subsection of the confidential disclosure schedule of HEOP delivered to Company on or prior to the date hereof (the “HEOP Disclosure Schedule”); provided that each exception set forth in the HEOP Disclosure Schedule shall be

EXECUTION VERSION

deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure, HEOP hereby represents and warrants to the Company as follows:

(a)           Corporate Organization.  HEOP is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  HEOP has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  HEOP is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a HEOP Material Adverse Effect.  True and complete copies of the articles of incorporation and bylaws of HEOP, as in effect as of the date of this Agreement, have previously been delivered by HEOP to the Company.  HEOP is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

(b)           Capitalization.  The authorized capital stock of HEOP consists of (i) 100,000,000 shares of HEOP Common Stock, of which, as of September 30, 2013 (the “HEOP Capitalization Date”), 25,391,343 shares of HEOP Common Stock were issued and outstanding, of which 203,236 are restricted shares (the “Restricted Shares”) subject to risk of forfeiture during certain periods of vesting, and no shares of HEOP Common Stock are held in treasury, and (ii) 5,000,000 shares of HEOP Preferred Stock, of which, as of the HEOP Capitalization Date, (A) 21,000 of which are designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “HEOP Series A Preferred Stock”), all of which have been redeemed and cancelled as of the HEOP Capitalization Date, (B) 56,160 of which are designated as the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “HEOP Series B Preferred Stock”), all of which have been converted to HEOP Common Stock  as of the HEOP Capitalization Date, and (C) 2,442,461 of which are designated as the Series C Convertible Perpetual Preferred Stock (the “HEOP Series C Preferred Stock” and together with the HEOP Series A Preferred Stock and the HEOP Series B Preferred Stock sometimes collectively referred to as, the “HEOP Preferred Stock), 1,189,538 of which is issued and outstanding as of the HEOP Capitalization Date.  All of the issued and outstanding shares of HEOP Common Stock and HEOP Preferred Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  As of the HEOP Capitalization Date, there were 600,574 shares of HEOP Common Stock reserved for issuance upon exercise of outstanding options (the “HEOP Options”), 1,525,670 shares of HEOP Common Stock reserved and available for grant pursuant to HEOP’s equity incentive plans and 2,442,461 shares of HEOP Common Stock reserved for issuance upon the conversion of the HEOP Series C Preferred Stock.  As of the HEOP Capitalization Date, except pursuant to (i) this Agreement; (ii) the HEOP Options, (iii) the Restricted Shares and (iv) the Series C Preferred Stock, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of HEOP, or otherwise obligating HEOP to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  As of the HEOP Capitalization Date, no Voting Debt of HEOP is issued or outstanding.  The shares of HEOP Common Stock to be issued pursuant to the Merger, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights.

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(c)           Authority; No Violation.

(i)           HEOP has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of HEOP.  Except for the approval by a majority of the shares of HEOP Common Stock represented at the HEOP Shareholders Meeting and entitled to vote thereon (the “HEOP Shareholder Approval”), no other corporate proceedings on the part of HEOP are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by HEOP.  Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of HEOP, enforceable against HEOP in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii)           Neither the execution and delivery of this Agreement by HEOP, nor the consummation by HEOP of the transactions contemplated hereby, nor compliance by HEOP with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of HEOP or (ii) assuming that the HEOP Shareholder Approval, and the consents and approvals referred to in Section 5.01(d) are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HEOP or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of HEOP or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which HEOP or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a HEOP Material Adverse Effect.

(d)           Consents and Approvals.  Except for (a) the Regulatory Approvals and non-objections described in Section 5.01(d), (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and with the DBO pursuant to the CFC, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of HEOP Common Stock, if any, pursuant to this Agreement and (e) the HEOP Shareholder Approval and the approval of listing of the HEOP Common Stock representing the Aggregate  Stock Consideration on the NASDAQ, no consents, approvals or authorizations of or

EXECUTION VERSION

filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by HEOP or any of its Subsidiaries in connection with (i) the execution and delivery by HEOP of this Agreement or (ii) the consummation by HEOP of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a HEOP Material Adverse Effect.   HEOP knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(e)           Legal Proceedings.

(i)           Other than as disclosed in the HEOP SEC Reports, neither HEOP nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of HEOP, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HEOP or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a HEOP Material Adverse Effect.

(ii)           There is no injunction, order, judgment or decree imposed upon HEOP that would reasonably be expected to, individually or in the aggregate, have a HEOP Material Adverse Effect.

(f)           Absence of Certain Changes.  Since June 30, 2013, there has not been a HEOP Material Adverse Effect.

(g)           Reports.

(i)           Reports and Assessments.  HEOP and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2010 with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2010, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to HEOP and its Subsidiaries, taken as a whole.  Any such Report regarding HEOP filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content.

(ii)           No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the “SEC”) by HEOP pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010 and prior to the date of this Agreement (the “HEOP SEC Reports”)  at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any

EXECUTION VERSION

material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all HEOP SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of HEOP has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(h)           Financial Statements.  The financial statements of HEOP and its Subsidiaries included (or incorporated by reference) in HEOP SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of HEOP and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(i)           Compliance with Laws.  HEOP and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to HEOP and its Subsidiaries, taken as a whole, and neither HEOP nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to HEOP and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, HEOP has not been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines; (ii) consumer lending, deposit and saving sand related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the CRA.  The most recent regulatory rating given to Heritage Oaks Bank as to compliance with the Community Reinvestment Act was “satisfactory” and, subsequently, Heritage Oaks Bank has not received any complaints as to Community Reinvestment Act compliance.

(i)           Except as would not be material to HEOP and its Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries have properly administered all accounts for which HEOP or any of its Subsidiaries acts as a fiduciary,

EXECUTION VERSION

including accounts for which HEOP or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of HEOP or any of its Subsidiaries, or any director, officer or employee of HEOP or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to HEOP and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(ii)           HEOP and each insured depository Subsidiary of HEOP meet or exceed the criteria to be deemed “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution’s primary bank regulator).  Neither HEOP nor any HEOP Subsidiary has been informed that its status as “well-capitalized,” “well managed” will change within one year.

(j)           Tax Matters.  Neither HEOP nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)           Broker’s Fees.  Except for Sandler O’Neil + Partners, L.P., neither HEOP nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(l)           HEOP Information.  None of the information supplied or to be supplied by HEOP for inclusion or incorporation by reference in the Joint Proxy/Consent Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Joint Proxy/Consent Statement or any such supplement or amendment thereto is first mailed to the shareholders of the Company or at the time the Company shareholders vote on the matters constituting the Company Shareholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by HEOP in this Section 5.02(l) with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Joint Proxy/Consent Statement, the Form S-4 or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by HEOP which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy/Consent Statement, or in any amendment or supplement to any such other applications, notifications or other documents, HEOP shall promptly so inform the Company.

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(m)           Regulatory Matters.

(i)           None of HEOP, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any enforcement order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, requested board resolutions or similar submission to, or extraordinary supervisory letter from or order to pay any civil monetary penalty by any Regulatory Agency that requires corrective action, restricts the conduct of business or that otherwise relates to capital adequacy, the ability to pay dividends, credit or risk management policies,  management or the business of HEOP, or any of its Subsidiaries.

(ii)           Neither HEOP nor any of its Subsidiaries has been advised by, and HEOP does not have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Agency that such Regulatory Agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such enforcement order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any related policy, procedure or board resolution.

(iii)           Except for normal examinations conducted by Regulatory Agencies in the ordinary course of the business of HEOP and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of HEOP, examination or investigation by, any Governmental Entity into the business or operations, policies, practices or disclosures of HEOP or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any examinations of HEOP or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to HEOP and its Subsidiaries, taken as a whole.

ARTICLE VI

COVENANTS

6.01           Regulatory Matters.

(a)           Each of HEOP and the Company shall, and shall cause its Subsidiaries and the Company Subsidiaries, respectively, to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of the Company or the Company Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) the Regulatory Approvals required or advisable in connection with the transactions contemplated by this Agreement.  The parties hereto shall

EXECUTION VERSION

cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings to obtain as promptly as practicable all actions, non-actions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.  Without limiting the generality of the forgoing, HEOP and the Company will use commercially reasonable efforts to file the required notices and applications seeking approval of the Merger with the Federal Reserve, the FDIC and the DBO no later than thirty (30) days from the date hereof.  Each of HEOP and the Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.

(b)           Notwithstanding anything set forth in this Agreement, under no circumstances shall either party or its Subsidiaries be required, and the other party and its Subsidiaries shall not be permitted (without the first party’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition, restriction or requirement, involving any of them pursuant to this Section 6.01 or otherwise in connection with obtaining the foregoing actions, non-actions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would, or would be reasonably likely to, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that the first party would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (a “Materially Burdensome Regulatory Condition”); provided that, if requested by HEOP, then the Company and the Company Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on the Company and the Company Subsidiaries only in the event the Closing occurs.

(c)           Subject to applicable Laws relating to the exchange of information, HEOP and the Company shall, upon request, furnish each other with all information concerning HEOP, the Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of HEOP, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  HEOP and the Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(d)           Subject to applicable Law (including applicable Laws relating to the exchange of information), the Company and HEOP shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Law, (i) each of HEOP and the Company shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries and the Company Subsidiaries, respectively (or written summaries of communications received orally), from any third party or

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Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of HEOP and the Company shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed non-confidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information and (iii) the Company shall consider in good faith HEOP’s views with respect to, and confer in good faith with HEOP to resolve, any disagreement as to strategy with respect to any communication by the Company or any of the Company Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement.  James Lokey, Chief Executive Officer, and Thomas Dobyns, President, will be the only officers or employees of the Company communicating with representatives of the Governmental Entities respecting the terms of the transaction, the Company and any regulatory applications to which the Company or the Company Bank is a party.  In addition, representatives of Carpenter Fund Manager GP, LLC (“Carpenter”) may freely communicate with Governmental Entities respecting the transaction, the Company, the Company Bank and all regulatory applications to which Carpenter is a party.  To the extent not prohibited by applicable Law, such persons shall advise HEOP of the nature, content and results of such communications.

6.02           SEC Filings and Shareholder Approval.

(a)           Promptly following the date hereof, the Company and HEOP shall jointly prepare and cause to be filed with the SEC a joint proxy statement or joint proxy and information statement relating to the Company Shareholders Meeting, or a written consent in lieu of a meeting, if the Company elects to obtain shareholder consent to the Agreement by written consent in lieu of a meeting (the “Company Proxy/Consent Statement”), and the HEOP Shareholders Meeting, or a written consent in lieu of a meeting, if HEOP elects to obtain shareholder consent to the Agreement by written consent in lieu of a meeting (the “HEOP Proxy/Consent Statement” and together with the Company Proxy/Consent Statement the “Joint Proxy/Consent Statement”).  Promptly following the date hereof, HEOP shall as promptly as practicable prepare file with the SEC, a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy/Consent Statement will be included as a prospectus, and HEOP and the Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing.  The Joint Proxy/Consent Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by Section 6.02(b), include the Company Board Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy/Consent Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy/Consent Statement, the Form S-4 or the Merger.  If, at any time prior to the receipt of the Company Shareholder Approval, any event occurs with respect to the Company, HEOP or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Joint Proxy/Consent Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy/Consent Statement or the Form S-4, such party shall promptly notify the other party of such event, and the Company and HEOP shall cooperate in the prompt filing with the SEC of

EXECUTION VERSION

any necessary amendment or supplement to the Joint Proxy/Consent Statement or the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of the Company.  Without limiting the foregoing, the Company and HEOP shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Joint Proxy/Consent Statement and the Form S-4). Except with the prior approval of HEOP, no other matters shall be submitted for the approval of the Company shareholders. Subject to Section 6.03(c), the Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.

(b)           The Company shall take all action necessary in accordance with the CGCL and the Company Articles and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholder Meeting” or, at the Company’s option, obtain such approval by written consent, the “Company Shareholder Consent”), and, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by this Section 6.02(b), shall solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval thereat.  Except as expressly provided in the immediately following sentence, the Company Board shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Joint Proxy/Consent Statement and (iii) not approve, agree to, recommend, resolve, or propose to approve, agree to or recommend any Acquisition Proposal or Alternative Transaction.  The Company Board shall be permitted (x) not to recommend to the Company’s shareholders that they give the Company Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to HEOP the Company Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the Company Board would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the Company Board Recommendation, (B) after the fifth (5th) Business Day following delivery by the Company to HEOP of written notice advising HEOP that the Company Board intends to resolve to so withdraw or modify the Company Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by HEOP during such five (5) Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if the Company has complied with its obligations set forth in this Section 6.02(b) (and, if applicable, Section 6.02(c)) and Section 6.05; provided, however, that following each and every revision to such Superior Proposal, the Company shall be required to deliver a new written notice to HEOP in accordance with this Section 6.02(b) and to again comply with the requirements of this Section 6.02(b); provided, further, that (1) nothing in this Section 6.02(b) shall be interpreted to excuse the Company and its Board of Directors from complying with its unqualified obligation to submit this Agreement to its shareholders at the Company

EXECUTION VERSION

Shareholder Meeting or by way of the Company Shareholder Consent and (2) the Company shall not submit to the vote of its shareholders any Acquisition Proposal or Alternative Transaction other than the Merger.  Without limiting the foregoing, if the Company Board has withdrawn or modified the Company Board Recommendation as expressly permitted by this Section 6.02(b), then the Company Board shall submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Joint Proxy/Consent Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of Company Common Stock, on terms that the Company Board determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by HEOP to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, (y) is reasonably likely to receive all necessary regulatory approvals and be consummated and (z) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

(c)           The Board of Directors of HEOP has resolved to recommend to HEOP’s shareholders that they approve the issuance of the Aggregate Stock Consideration in connection with the Merger for purposes of NASDAQ Listing Rule 5635 and CGCL Section 1201(b) (the “HEOP Board Recommendation”), and will submit to its shareholders the proposed issuance of the Aggregate Stock Consideration and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. HEOP shall duly take, in accordance with applicable law and the governing organization documents of HEOP, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act by the SEC, for the purpose of obtaining the HEOP Shareholder Approval (the “HEOP Shareholders Meeting”). The Board of Directors of HEOP will include in the Joint Proxy/Consent Statement the HEOP Board Recommendation and use all reasonable best efforts to obtain the HEOP Shareholder Approval. Nothing contained in this Agreement shall be deemed to relieve HEOP of its obligation to submit this Agreement to its shareholders to a vote.  If on the date of the HEOP Shareholders Meeting, HEOP has not received proxies representing a sufficient number of shares of HEOP Common Stock to obtain the HEOP Shareholder Approval, HEOP shall adjourn the HEOP Shareholders Meeting until such date as shall be mutually agreed upon by Company and HEOP, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts to assist in the solicitation of proxies from shareholders relating to the HEOP Shareholder Approval. HEOP

EXECUTION VERSION

shall only be required to adjourn or postpone the HEOP Shareholders Meeting one time pursuant to this Section 6.02(c).

6.03           Public Disclosure.  HEOP and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of HEOP and the Company.  Thereafter, the Company and HEOP will consult with and provide each other reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law.  In addition, the Company shall not issue any such press release or such other statement or comment without the prior approval of HEOP, which approval may not be unreasonably conditioned, withheld or delayed, except as may be permitted or required by applicable Law.

6.04           Access; Information.

(a)           The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford HEOP and HEOP’s Representatives reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties, personnel and advisors of the Company and to such other information relating to the Company and the Company Subsidiaries as HEOP may reasonably request, and the Company further agrees to continue to respond to, support and work with HEOP and its advisors with respect to the reasonable due diligence requests of HEOP..  The Company agrees to furnish promptly to HEOP (i) a copy of each report, schedule, registration statement and other document received during such period pursuant to the requirements of federal securities laws and federal and state banking, lending, consumer finance and privacy laws, subject to any applicable restrictions limiting the Company’s ability to furnish to HEOP confidential supervisory information relating to the Company or the Company Subsidiaries, and (ii) all other information concerning the business, properties and personnel of the Company and the Company Subsidiaries as HEOP may reasonably request. The Company also agrees to furnish to HEOP a copy of (I) each report, schedule, registration statement and other document required to be furnished, filed or otherwise submitted during such period pursuant to the requirements of federal securities laws and federal and state banking, lending, consumer finance and privacy laws at least three (3) Business Days in advance of the date of submission so that HEOP will have the opportunity to review the same and offer any comments it may have in advance of submission, and (II) monthly financial statements for the Company and the Company Bank within fifteen (15) days of the end of the month covered by such financial statements.

(b)           Without limiting the generality of Section 6.04(a), prior to the Effective Time, HEOP and HEOP’s Representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in an other than immaterial way adversely impact HEOP after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

EXECUTION VERSION

(c)           The Company agrees that, subject to applicable Laws, it shall cooperate in good faith with HEOP on operating issues which HEOP identifies take priority, including developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.

(d)           HEOP agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the Company and its Representatives such access to HEOP’s personnel as the Company may reasonably request and such books and records of HEOP as is substantially similar in scope as provided to the Company in its due diligence review prior to the date of this Agreement.

(e)           All information furnished pursuant to this Section 6.04 shall be subject to the provisions of the letter agreement, dated as of August 27, 2013 between HEOP and the Company (the “Confidentiality Agreement”).  Such Confidentiality Agreement is hereby amended to incorporate the provisions of Section 9.08 and Section 9.09 of this Agreement and to delete any inconsistent provisions in the Confidentiality Agreement.

(f)           No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.

6.05           No Solicitation.

(a)           The Company shall not, and shall cause each of the Company Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving the Company or any of the Company Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) the Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement, (y) prior to receipt of the Company Shareholder Approval, the Company Board determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if the Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the Company Board would be in violation of its fiduciary duties under applicable Law, and (z) the Company has given HEOP at least five (5) Business Days’ notice of its intention to do so, the Company may (A) furnish information with respect to it and the Company Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement; provided that a copy of all

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such written information is simultaneously provided to HEOP, and (B) participate in discussions regarding such Superior Proposal.

(b)           The Company shall notify HEOP promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the properties, books or records of the Company or any of the Company Subsidiaries by any Person that has made, or to the Company’s Knowledge may be considering making, an Acquisition Proposal.  Such notice to HEOP shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any of the Company Subsidiaries, and the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal.  The Company shall keep HEOP fully informed, on a current basis, of any changes in the status and any changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(c)           The Company and the Company Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than HEOP) conducted heretofore with respect to any of the foregoing.  The Company agrees not to, and to cause the Company Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which the Company or the Company Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

(d)           Nothing contained in this Agreement shall prohibit the Company Board from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to HEOP unless the Company Board expressly and concurrently reaffirms the Company Board Recommendation.

6.06           Certain Policies.  Immediately prior to the Effective Time, the Company shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the Regulatory Agencies and applicable banking Law, modify or change its loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of HEOP; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company

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that any such modification or change is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.

6.07           Transition.  Commencing on the date of this Agreement, the parties shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of the Company and the Company Subsidiaries with the businesses of HEOP and its Subsidiaries, without taking action that would, in effect, give HEOP control over the management or policies of the Company or any of the Company Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of Company and the Company Subsidiaries in the ordinary course of business and applicable Law, the Company shall cause the employees and officers of the Company and the Company Subsidiaries, including the Bank, to cooperate with HEOP in performing tasks reasonably required in connection with such integration.

6.08           Indemnification; Director’s and Officer’s Insurance.

(a)           From and after the Effective Time, each of the Surviving Corporation and HEOP shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of the Company (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Corporation) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness, arising out of the fact that such person is or was a director or officer of the Company or a Company Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles or the Company Bylaws to the extent legally permissible under applicable Law.  The Surviving Corporation shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Company Indemnified Party to the extent permissible under applicable Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 6.08(a).

(b)           Any Company Indemnified Party wishing to claim indemnification under Section 6.08(a), upon learning of any Claim, shall promptly notify HEOP and the Surviving Corporation thereof; provided that failure to so notify will not affect the obligations of HEOP under Section 6.08(a) unless and to the extent that HEOP is actually prejudiced as a consequence.  In the event of any such Action (whether arising before or after the Effective Time), (i) HEOP or the Surviving Corporation shall have the right to assume the defense thereof and neither HEOP nor the Surviving Corporation shall be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if HEOP or the Surviving Corporation elects not to assume such defense, the Company Indemnified

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Parties may retain counsel satisfactory to them, and HEOP or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that HEOP and the Surviving Corporation shall be obligated pursuant to this Section 6.08(b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) neither HEOP nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither HEOP nor the Surviving Corporation shall have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)           HEOP shall, or shall cause the Surviving Corporation to, use its reasonable best efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time the Company’s existing directors’ and officers’ liability insurance policy; provided that HEOP or the Surviving Corporation may substitute therefor (i) policies with substantially the same coverage and amounts containing terms and conditions which are substantially similar or (ii) with the consent of the Company given prior to the Effective Time, any other policy, with respect to claims arising from facts or events that occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither HEOP nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) that exceed, for the portion related to the Company’s directors and officers, $210,000 (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, HEOP or the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.  In lieu of the foregoing, HEOP, or the Company with the prior written consent of HEOP (not to be unreasonably withheld) (in the case of the Company, with an aggregate cost not to exceed the Maximum Amount), may obtain on or prior to the Effective Time, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 6.08(c).

(d)           The provisions of this Section 6.08 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

6.09           Employee Benefit Matters.

(a)           From the Closing Date through the first anniversary thereof, HEOP shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by the Company and the Company Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of HEOP or its Subsidiaries (other than the Company and the Company Subsidiaries), as applicable; provided  that (i) in no event shall any Covered Employee

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be eligible to participate in any closed or frozen plan of HEOP or its Subsidiaries; and (ii) until such time as HEOP shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of HEOP or its Subsidiaries (other than the Company and the Company Subsidiaries), a Covered Employee’s continued participation in employee benefit plans, and continued opportunity to be eligible for compensation under the plans, of the Company and the Company Subsidiaries (to the extent such Company plans have not been terminated as otherwise provided in this Agreement) shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different HEOP plans may commence at different times).

(b)           To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by HEOP or any of its Subsidiaries (other than Company or the Company Subsidiaries), HEOP shall cause such employee benefit plan to recognize the service of such Covered Employee with the Company or the Company Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of HEOP or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided  that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan and (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of HEOP and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of HEOP or any of its Subsidiaries (other than the Company and the Company Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, HEOP shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such HEOP or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of HEOP or any of its Subsidiaries.

(c)           The Company shall take any and all actions requested by HEOP that may be necessary or advisable to terminate the Company Bank 401k Profit Sharing Plan (the “401k Plan”), effective at least one day prior to the Closing Date, in accordance with the terms of the 401k Plan and the requirements of the Code, ERISA and other applicable laws, and on a basis satisfactory to HEOP in its reasonable judgment.  The Company shall take any and all actions requested by HEOP that may be necessary or advisable prior to the Closing Date for the amendment or termination of any Company Benefit Plan on or after the Closing Date, including, but not limited to, providing plan participants and beneficiaries advance notice of any material modifications to health care benefits, in accordance with the terms of such Company Benefit

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Plans and the requirements of the Code, ERISA and other applicable laws, and on a basis satisfactory to HEOP in its reasonable judgment.

(d)           As soon as practicable after the execution of this Agreement, the Company shall use its reasonable best efforts to cause each of the Company Option Holders listed on Section 6.09(d) of the Company Disclosure Schedule to enter into either an In-the-Money Option Holder Agreement or an Out-of-the-Money Option Holder Agreement as noted therein.

(e)           As soon as practicable after the execution of this Agreement, Company shall use its reasonable best efforts to enter into agreements providing for Retention and Severance Payments with each such person identified by HEOP in consultation with the Company, with the amount of such Retention and Severance Payment to be paid to each such person under their respective agreement as determined by HEOP in consultation with the Company.  The aggregate amount of Retention and Severance Payments to be paid to all such persons shall be as set forth on Section 6.09(e) of the Company Disclosure Schedule.

(f)           Without limiting the generality of Section 9.12, the provisions of this Section 6.09 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by HEOP, the Company or any of their respective Affiliates; (ii) alter or limit the ability of HEOP or any of its Subsidiaries (including, after the Closing Date, the Company and the Company Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with HEOP or any of its Subsidiaries (including, following the Closing Date, the Company and the Company Subsidiaries), or constitute or create an employment agreement with any employee.

6.10           Notification of Certain Matters.  Each of the Company and HEOP shall give prompt written notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or HEOP Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or HEOP, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.11           Tax Status and Reporting.  From and after the date of this Agreement and through the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could

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reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.12           Human Resources Issues.  The Company will consult in good faith with HEOP and its Subsidiaries regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of the Company and the Company Subsidiaries as a group and will cooperate with HEOP (or Subsidiary of HEOP) to include a HEOP representative in any such group presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. The Company agrees to work in good faith with HEOP and its Subsidiaries to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of the Company and the Company Subsidiaries and their respective relationships with its employees and to facilitate the transition of such relationships to HEOP or its Subsidiaries, as the case may be. In addition, the Company shall advise HEOP and its Subsidiaries of any material informal communications to the Company, its officers or employees, or any of the Company Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement; provided that such communications must be consistent with pre-agreed to talking points prepared by the Company and HEOP.  The Company shall provide HEOP and its Subsidiaries with a copy of any intended communication, and will consult respecting the contents of any oral communications, in order to maintain a message consistent with the pre-agreed to talking points.  HEOP (and its Subsidiaries) and the Company shall cooperate in providing any such mutually agreeable communication.

6.13           Third-Party Agreements.

(a)           The Company shall use its reasonable best efforts to obtain (i) the consents, approvals and/or waivers listed in Section 5.01(c)(ii) and Section 5.01(d) of the Company Disclosure Schedules or otherwise required to be obtained from any third-parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby (in such form and content as is approved in writing by HEOP) promptly after the date of this Agreement, including, without limitation, the waiver, approval and/or consents to assignment for all Leases and any Material Contracts. The Company shall cooperate with HEOP in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 4.02.

(b)           Without limiting the generality of Section 6.12(a), the Company shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist HEOP in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and the Company Subsidiaries to HEOP’s production environment, when requested by HEOP and in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by HEOP; provided, that if so requested of the Company by HEOP, the Company shall take all steps reasonably necessary to allow HEOP to convert to the Company’s existing production environment. Among other things, the Company shall:

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(i)           cooperate with HEOP to establish a mutually agreeable project plan to effectuate the conversion;

(ii)           use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;

(iii)           provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by HEOP for use in planning the conversion, as soon as reasonably practicable;

(iv)           provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v)           give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.15(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by HEOP.

(vi)           HEOP agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and the Company Subsidiaries.

6.14           Estoppel Letters. Unless otherwise waived in writing by HEOP, the Company shall obtain and deliver to HEOP at the Closing an estoppel certificate from the landlord or any lessees dated no earlier than forty-five (45) days prior to the Closing Date for all Leases so identified as requiring consent on the Company Disclosure Schedules.

6.15           Reports.  Each of HEOP, the Company and the Company’s Subsidiaries shall file all reports required to be filed by it with Governmental Entities between the date of this Agreement and the Effective Time and the Company and the Company’s Subsidiaries shall deliver to HEOP copies of all such reports promptly after the same are filed.

6.16           Closing Date Balance Sheet.  No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to HEOP the unaudited consolidated balance sheet of the Company and the Company Subsidiaries, in form and substance satisfactory to HEOP, as of the close of business on the last Business Day of the calendar month immediately preceding the Closing Date, and the Company’s consolidated results of operations for the period from January 1, 2013 through the close of business on the last day of the last month ended prior to the Closing Date (the “Closing Financial Statements”) provided, however, that if the Effective Time of the Merger occurs on or before the fifth (5th) Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Closing Date.  The Closing Financial Statements shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of the Company and the Company Subsidiaries as of the date of the Closing Financial Statements, (b) be prepared in a manner consistent with the balance sheets included in the Company Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures pursuant to

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Regulatory Agency requirements, as applicable, consistently applied and (c) be prepared from, and be in accordance with, the books and records of the Company and the Company Subsidiaries.  Such Closing Financial Statements shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects.

6.17           Disclosure Schedules.  From time-to-time between the date of this Agreement and the Closing Date, and at least ten (10) days prior to the Closing, the parties shall provide each other with supplemental disclosure schedules reflecting any required changes thereto between the date of this Agreement and the Closing Date.  Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.  Any information set forth in any one section of the disclosure schedules shall be deemed to apply to each other applicable section or subsection of the disclosure schedules, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

6.18           NASDAQ. HEOP shall use its reasonable best efforts to cause the shares of HEOP Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws to deregister the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.19           Professional Expenses. The Company shall use its reasonable best efforts to cause final bills or estimates of final bills for all Professional Expenses to be submitted to the Company by its Advisors at least five (5) Business Days prior to the Effective Time.

6.20           Change in Control Payments. Unless otherwise directed by the executive entitled to a Change in Control Payment, the Company shall pay, immediately prior to the Effective Time, all Change in Control Payments due and owing to such executives as of the Effective Time.

6.21           Junior Subordinated Debt Securities. At the Effective Time, HEOP shall expressly assume the obligations of the Company under the indenture pursuant to which the Company issued its Junior Subordinated Debt Securities due July 7, 2036 (collectively, the “Debt Securities”) and the related guarantee agreements and, in connection therewith, HEOP shall execute and deliver (x)  a supplemental indenture to the indenture trustee, in such form as such trustee shall reasonably require and (y) such other documents and instruments as the trustee shall reasonably require to evidence or effectuate the assumption of the obligations of the Company under such indenture and guarantee agreements.

6.22           Pre-Closing Adjustments. At or before the Effective Time, the Company shall make such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as HEOP shall direct as a result of its on-going review of the Company or in order

EXECUTION VERSION

to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required to be made prior to the Closing by applicable Law, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time HEOP agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.03 have been satisfied or waived and each of the approvals in Section 6.01 have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Entity, (ii) violate any applicable Law, (iii) otherwise materially disadvantage the Company if the Merger is not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such entry or adjustment is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.

6.23           Takeover Provisions.  No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provisions, and each party shall, if any Takeover Provision becomes applicable to this Agreement and the transactions contemplated hereby, take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

6.24           Shareholder Litigation.  The Company and HEOP shall provide each other with prompt written notice of any shareholder litigation against the Company or HEOP and/or their respective Affiliates relating to the transactions contemplated by this Agreement.  In the event of any such litigation against the Company or any of its Affiliates, the Company shall give HEOP the opportunity to participate in the defense or settlement of any such litigation.  In addition, no such settlement shall be agreed to without HEOP’s prior written consent.

6.25           Existing Business Relationships.  The Company shall in good faith use reasonable best efforts to ensure that its officers and directors continue their banking relationships with the Company (including following the Closing) to the same extent as exists on the date hereof.

6.26           Loan Documentation.  The Company shall use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance to the Company’s Knowledge that has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is true, genuine and what it purports to be, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder or (iii) is not enforceable against the Obligor in accordance with its terms, such that the applicable Loan or Loan Documentation fully complies with Section 5.01(bb) hereof.

6.27           Trust Preferred Securities.  Upon the Effective Time, Surviving Corporation shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the indentures and guarantee agreements listed on

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Section 6.26 of the Company Disclosure Schedule relating to the trust preferred securities (collectively, the "Trust Preferred Securities"), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Surviving Corporation shall execute and deliver any supplemental indentures or other documents required to make such assumptions effective and shall provide any opinion of counsel to the trustee thereof if requested.

6.28           Section 16 Compliance. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the disposition of shares of Company Common Stock and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to shares of Company Common Stock by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.29           MAM.  Prior to the Closing, the Company shall cause MAM to (a) cancel or redeem all its outstanding preferred shares for total consideration of not more than $1.00, and (b) liquidate and dissolve MAM and distribute to the Company any remaining assets of MAM.  The current assets of MAM are listed on Section 6.30 of the Company Disclosure Schedule.

6.30           Mission Community Development Corporation.  Prior to the Closing, the Company shall cause the liquidation and dissolution of Mission Community Development Corporation.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01           Conditions to Each Party’s Obligation to Effect the Merger

.  The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

(a)           Shareholder Approval.  The Company Shareholder Approval and the HEOP Shareholder Approval shall have been obtained.

(b)           Regulatory Approvals.  All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

(c)           No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

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(d)            Exchange Listing.  The shares of HEOP Common Stock to be issued as Merger Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(e)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

7.02           Conditions to Obligation of HEOP. The obligation of the HEOP to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Sections 5.01(a) – (d), (n) and (q) of the Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  HEOP shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer stating that the conditions specified in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d)           Opinion of Tax Counsel.  HEOP shall have received an opinion from Manatt, Phelps & Phillips, LLP, special counsel to HEOP, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon representations contained in letters from each of HEOP and the Company.

(e)           Closing Date Balance Sheet.  The Company shall have delivered to HEOP the Closing Date Balance Sheet in accordance with the terms and conditions of Section 6.15.

(f)           Adjusted Shareholders’ Equity. As of the Shareholders’ Equity Measuring Date reflected in the Closing Financial Statements, the Adjusted Shareholders’ Equity

EXECUTION VERSION

shall not be less than 95% of the Shareholders' Equity of the Company as shown in the Financial Statements as of and for the period ended June 30, 2013, as determined in accordance with GAAP.  The term "Adjusted Shareholders Equity" shall mean Shareholders' Equity plus the Transaction Expenses, net of any Tax benefits arising from the deductibility of any Transaction Expenses.

(g)           Total Deposits. As of the date of the Closing Financial Statement, the total Core Deposits of the Company Bank shall not be less than 80% of the balance of such Core Deposits on September 30, 2013.  The term “Core Deposits” shall mean all deposit liabilities of the Company Bank as defined in 12 U.S.C. 1831(l)(i) as of such date, excluding deposits set forth on Section 7.02(g) of the Company Disclosure Schedule, any brokered deposits for purposes of Section 12 U.S.C. 1831(f)(g) and any certificates of deposit in excess of $250,000.  The Company Bank shall have no brokered deposits at Closing.

(h)           Consents. The Company shall have obtained each of the consents listed in Section 5.01(c)(ii) of the Company Disclosure Schedule and any material consents of the type required to be identified on Section 5.01(c)(ii) of the Company Disclosure Schedule but were not so indentified as of the date of this Agreement.  A copy of each such consent shall have been delivered to HEOP.

(i)           Professional Expenses. Based upon the final bills or estimates of such final bills provided in accordance with Section 6.19, the Company shall have paid all Professional Expenses in full prior to the Effective Time, and HEOP shall have received written evidence from the Company to such effect prior to the Effective Time; provided, that HEOP shall have been given an opportunity to review all invoices, bills and estimates relating to such Professional Expenses; provided, further, that the aggregate amount of such Professional Expenses shall be reasonable and shall in no event exceed $1,000,000 (exclusive of reasonable costs incurred or advanced by its Advisors). In no event, shall HEOP be liable for any such Professional Expenses or for any amounts payable to the Company’s Advisors.

(j)           Directors’ Resignations.  HEOP shall have received the written resignation of each director of the Company (in such director's capacity as a director of the Company) effective as of the Effective Time.

(k)           Dissenting Shareholders. Holders of not in excess of 5% of the outstanding shares of Company Common Stock shall have duly exercised their dissenters’ rights under Chapter 13 of the CGCL.

(l)           Delivery of Option Cancellation Agreements.  Company Option Holders listed on Section 6.09(d) of the Company Disclosure Schedule shall have executed and delivered the In-the-Money Option Holder Agreements and Out-of-the-Money Option Holder Agreements as specified on Section 6.09(d) of the Company Disclosure Schedule.

(m)           Delivery of Warrant Holder Agreements.  Holders of outstanding Company Warrants listed on Section 5.01(b) of the Company Disclosure Schedules (other than holders of Company Warrants issued in the Company's public rights offering) shall have executed and delivered to HEOP Warrant Holder Agreements.

EXECUTION VERSION

(n)           No Company Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Company Material Adverse Effect.

(o)           Company Convertible Preferred Stock. All outstanding shares of Series A and Series C Preferred Stock shall have been redeemed or otherwise retired prior to the Effective Time and no shares of Series A and Series C Preferred Stock shall remain outstanding.

(p)           Title Policies.  The Company shall cause a national title insurance company reasonably acceptable to HEOP (the “Title Company”), to issue at the Closing an extended coverage ALTA Owner’s Policy of Title Insurance for each Owned Real Property (collectively, the “Title Policies”) with liability in the amount of the Purchase Price allocated to such Owned Real Property, insuring that title to the fee interest in each Owned Real Property is vested in HEOP, subject only to the Permitted Encumbrances and any exceptions shown on the preliminary title reports attached hereto as Section 7.02(p) of the Company Disclosure Schedule.  Notwithstanding the foregoing, in the event the Title Company is unable to issue an extended coverage ALTA Owner’s Policy of Title Insurance for any Owned Real Property, then the Company shall cause the Title Company to issue a standard coverage ALTA Owner’s Policy of Title Insurance for such Owned Real Property with liability in the amount of the Purchase Price allocated to such Owned Real Property, insuring that title to the fee interest in each Owned Real Property is vested in HEOP, subject only to the Permitted Encumbrances and any exceptions shown on the preliminary title reports attached hereto as Section 7.02(p) of the Company Disclosure Schedule.

(q)           Termination of Shareholders’ Rights.  The Company shall take any and all actions necessary to terminate the agreements, and any and all rights, preferences and privileges of, and obligations to the counterparties to such agreements listed on Section 5.01(l)(iv) of the Company Disclosure Schedules, and deliver to HEOP written evidence of the same reasonably satisfactory to HEOP.

(r)           Other Actions.  The Company shall have furnished HEOP with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and Section 7.02 as HEOP may reasonably request.

7.03           Conditions to Obligations of the Company.  The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of HEOP set forth in Sections 5.02(a) – (d) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “HEOP Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of HEOP set forth in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though

EXECUTION VERSION

made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii) where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “HEOP Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a HEOP Material Adverse Effect.

(b)           Performance of Obligations of HEOP.  HEOP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Investor Rights' Agreement.  HEOP and Carpenter shall have entered into the Investor Rights Agreement in the form attached as Exhibit G.

(d)           Officer’s Certificate.  The Company shall have received a certificate signed on behalf of HEOP by its Chief Executive Officer and  Chief Financial Officer stating that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e)           Opinion of Tax Counsel.  The Company shall have received an opinion from  Katten Muchin Rosenman LLP, special counsel to the Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Katten Muchin Rosenman LLP may require and rely upon representations contained in letters from each of HEOP and the Company.

ARTICLE VIII

TERMINATION

8.01           Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a)           by the mutual written consent of HEOP and the Company;

(b)           by either the Company or HEOP, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)           by either the Company or HEOP, if any Regulatory Approval required to be obtained pursuant to Section 7.01(b) has been denied by the relevant Governmental Entity and such denial has become final and non-appealable, or any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or if either the Company or HEOP have been formally or informally requested to withdraw any request for Regulatory Approval that is required for the transactions contemplated hereby to be consummated;

EXECUTION VERSION

(d)           by the Company, if HEOP has breached or is in breach of any representation, warranty, covenant or agreement on the part of HEOP contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by HEOP, constitute grounds for the conditions set forth in Section 7.03(a) or 7.03(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to HEOP or by its nature or timing cannot be cured within such time period;

(e)           by HEOP, if the Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by the Company, constitute grounds for the conditions set forth in Section 7.02(a) or 7.02(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to the Company or by its nature or timing cannot be cured within such time period;

(f)           by HEOP, if the Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to HEOP, (ii) failed to reaffirm (publicly, if so requested by HEOP) the Company Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iii) failed to comply with its obligations under Section 6.02(b), 6.02(c) or 6.05 or (iv) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving the Company; or

(g)           by HEOP, if the Company Shareholder Approval shall not have been obtained by the Company.

(h)           by the Company, if the HEOP Shareholder Approval shall not have been obtained by HEOP.

8.02           Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.03 (Public Disclosure), Section 6.04 (Access; Information), Section 8.01 (Termination), Section 8.02 (Effect of Termination), Section 8.03 (Termination Fee), Section 8.04 (Amendment), Section 8.05 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.03            Termination Fee.

(a)           In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or the

EXECUTION VERSION

Company Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving the Company after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by HEOP or the Company pursuant to Section 8.01(b) (if the Company Shareholder Approval has not theretofore been obtained) or (B) by HEOP pursuant to Section 8.01(e) and (iii) prior to the date that is twelve (12) months after the date of such termination the Company consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then the Company shall on the earlier of the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay HEOP a fee equal to $2,500,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)           In the event that this Agreement is terminated (i) by HEOP pursuant to Section 8.01(f), or (ii) by HEOP pursuant to Section 8.01(g), then the Company shall pay HEOP the Termination Fee by wire transfer of immediately available funds on the date of termination.

(c)           In event that the Termination Fee is payable under this Section 8.03, the Company shall also reimburse HEOP for all of its out-of-pocket expenses incurred by HEOP in connection with this Agreement and the transactions contemplated herein, including fees and expenses of accountants, financial advisors and attorneys, and costs and expenses otherwise allocated to HEOP pursuant to Section 9.02.

(d)            The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, HEOP would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.03, and, in order to obtain such payment, HEOP commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.03, the Company shall pay to HEOP its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date that such payment was required to be made plus 300 basis points.

(e)           Except under circumstances provided for in Section 8.02(ii), notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.03, the Termination Fee shall be HEOP’s sole and exclusive remedy under this Agreement.

8.04           Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by HEOP and the Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of HEOP and the Company.

EXECUTION VERSION

8.05           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX

MISCELLANEOUS

9.01           No Survival of Representations and Warranties and Agreements.  None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time

9.02           Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.03           Notices.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to HEOP to:

1222 Vine Street
Paso Robles, CA 93446
Attention: Simone Lagomarsino, President & Chief Executive Officer
Fax:  (805) 369-5062

With copies to:

Manatt, Phelps & Phillips, LLP
11355 West Olymopic Blvd.
Los Angeles, CA 90064
Attention:  David M. Grinberg, Esq.
Jordan Hamburger, Esq.
Fax:  (310) 312-4224

EXECUTION VERSION

If to the Company to:

3380 South Higuera Street
San Luis Obispo, California 93401
Attention:  James Lokey, Chief Executive
Fax: 805-269-2047

With a copy to:

King, Holmes, Paterno & Berliner, LLP
1900 Avenue Of the Stars, Twenty-Fifth Floor
Los Angeles, California 90067-4506
Attention: Eileen Lyon, Esq.
Telephone 310-282-8989
Facsimile 310-282-8903

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

9.04           Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or the HEOP Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or the HEOP Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule or the HEOP Disclosure Schedule is or is not material for purposes of this Agreement.  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.05           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when

EXECUTION VERSION

counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.06           Entire Agreement.  This Agreement (including the Company Disclosure Schedule and the HEOP Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.07           Effect. No provision of this Agreement shall be construed to require the Company or HEOP or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable Law (whether statutory or common law), rule or regulation.

9.08           Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)           This Agreement shall be governed and construed in accordance with the Laws of the State of California, without regard to any applicable conflicts of law.

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in San Luis Obispo County (the “California Courts”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the California Courts, (ii) waives any objection to laying venue in any such action or proceeding in the California Courts, (iii) waives any objection that the California Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.03.

(c)           Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.08.

9.09           Specific Performance.  The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with

EXECUTION VERSION

their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement).  Accordingly, except as provided in Section 8.03(e), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California Court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.10           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11           Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, HEOP may, at any time prior to the Effective Time (including, to the extent permitted by applicable Law, after the Company’s shareholders have adopted this Agreement), change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of Article III and including, without limitation, by electing not to merge the Company into HEOP, but rather merge a Subsidiary of HEOP into the Company, and not to merge the Company Bank into a Subsidiary of HEOP, if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration to be paid to holders of Company Common Stock, (ii) adversely affect the Tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, (iii) materially impede, delay or prevent consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

9.12           Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that HEOP may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of HEOP.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.08, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.  HEOP shall cause any successor entity by merger or otherwise to expressly assume all obligations under Section 6.08.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

HERITAGE OAKS BANCORP

By: _____________________________________
Name: Simone Lagomarsino
Title: President & Chief Executive Officer

MISSION COMMUNITY BANCORP

By: _____________________________________
Name: James W. Lokey
Title: Chairman of the Board and Chief Executive Officer

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is dated as of October 21, 2013, by and between each of the undersigned holders identified on Exhibit A attached hereto (each, a “Shareholder”) of common stock, no par value per share (“HEOP Common Stock”), of Heritage Oaks Bancorp, a California corporation (“HEOP”), and Mission Community Bancorp, a California corporation (“Company”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, HEOP and Company are entering into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Merger Agreement”), pursuant to which Company shall merge with and into HEOP and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the applicable record date Shareholder beneficially owns, or directly or indirectly has sole or shared voting power, or the right to direct the voting with respect to, the number of shares of HEOP Common Stock identified on Exhibit A attached hereto (such shares, together with all shares of HEOP Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Company to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Company in connection therewith, Shareholder, solely in its capacity as a shareholder of HEOP, and Company agree as follows:

SECTION 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of HEOP, however called, or at any adjournment or postponement thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Company, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) in favor of approval of any other matter that is required by Law or a Governmental Authority to be approved by the shareholders of HEOP to facilitate the transactions contemplated by the Merger Agreement, including the Merger; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HEOP contained in the Merger Agreement; and (iv) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or impair and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement or the performance by Shareholder of his, her or its obligations under this Agreement.

Nothing contained in this Agreement shall be deemed to vest in Company or any other Person any direct or indirect ownership or incidence of ownership.

SECTION 2. No Transfers.

 EXHIBIT A
VOTING AND SUPPORT AGREEMENT

(a) While this Agreement is in effect and except as otherwise required by applicable Law, regulation or Governmental Authority or contemplated by the Merger Agreement or this Agreement, Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign, make any short sale, distribute by gift or donation, or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (or any securities convertible into or exercisable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means (each of the foregoing actions in this clause (i), a “Transfer”), (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. If any involuntary transfer of any of the Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until a valid termination of this Agreement.

(b) Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney, or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

(c)   Shareholder hereby agrees to notify Company promptly (and in any event within five (5) Business Days) in writing of the number of any additional shares of HEOP Common Stock or other securities of HEOP of which Shareholder acquires beneficial or record ownership on or after the date hereof.

SECTION 3. Representations and Warranties of Shareholder. As of the date of this Agreement, Shareholder represents and warrants to and agrees with Company as follows:

(a)  If Shareholder is an entity, Shareholder has been duly organized, is validly existing and is in good standing under the laws of the state of its incorporation, formation or organization.

(b)  Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly and validly executed and delivered by Shareholder, and constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder or any of its affiliates is a party or by which Shareholder or any of its affiliates or any of their respective properties or assets (including the Shares) is bound, or any Law to which Shareholder is subject or any organizational document of Shareholder.

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

(e) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A attached hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of HEOP other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. None of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(f) Except as otherwise contemplated by the Merger Agreement, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority or other third party.

(g) There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(h)  Shareholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

SECTION 4. Representations and Warranties of Company. As of the date of this Agreement, Company represents and warrants to and agrees with Shareholder as follows:

(a) Company has been duly organized, is validly existing and is in good standing under the laws of California.

(b) Company has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly and validly executed and delivered by Company, and constitutes the valid and legally binding obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(d) The execution and delivery of this Agreement by Company does not, and the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Company or any of its affiliates is a party or by which Company or any of its affiliates or any of their respective properties or assets is bound, or any Law to which Company is subject or any charter, bylaw or other organizational document of Company.

SECTION 5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Company and each of its designees, and each of them individually, with full power of substitution and re-substitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of HEOP, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of HEOP taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 8 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

SECTION 6. No Solicitation. Except as otherwise expressly permitted under Section 6.05 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 8 hereof, Shareholder, in his, her or its capacity as a shareholder of HEOP, shall not, nor shall Shareholder authorize or direct any of his, her or its partners, officers, directors, advisors or representatives, or any of its or their affiliates, to, (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Company and HEOP) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (e) approve or recommend, or propose publicly to approve or recommend, any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (f) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (g) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (h) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Company and HEOP with respect to any possible Acquisition Proposal.

SECTION 7. Specific Performance; Remedies; Attorneys Fees. Shareholder acknowledges that it is a condition to the willingness of Company to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Company if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Company will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and

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will not oppose the granting of such relief by a court of competent jurisdiction on the basis that Company has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Company’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be Company’s sole remedy under this Agreement, unless Company shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by Company.

SECTION 8. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement will terminate and cease to have any force or effect upon the earliest to occur of (a) the Effective Time, (b) the written consent of both of the parties hereto to terminate this Agreement and (c) the termination of the Merger Agreement in accordance with its terms. In addition, Shareholder shall have the right to terminate this Agreement following (i) any increase in the Merger Consideration, (ii) any change in the form of consideration payable in the Merger, (iii) the imposition of any condition to the Merger not set forth in the Merger Agreement or (iv) the occurrence of any event or condition in connection with the Merger that results in, or would reasonably be expected to result in, Shareholder beneficially owning more than 9.9% of the outstanding shares of HEOP Common Stock. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 9. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

SECTION 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

SECTION 11. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his, her or its capacity as a shareholder of Company, and no covenant contained herein shall apply to Shareholder in any other capacity.

SECTION 12. Governing Law; Agreement to Arbitrate.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard for conflict of law provisions.

(b) Any claim or controversy arising under this Agreement that is not resolved within fifteen (15) days, including without limitation any dispute regarding interpretation or enforcement of this Agreement and the rights and obligations of the parties hereto, will be resolved by binding arbitration before a single arbitrator in Los Angeles in accordance with the rules of the American Arbitration Association (“AAA”) applicable to commercial disputes, as they may be modified by the provisions of this Agreement.  The parties to the dispute will attempt to agree on a single arbitrator chosen from the AAA list of arbitrators, but if they cannot so agree within fifteen (15) days after initiation of the arbitration proceeding, the arbitrator will be appointed by AAA on application by any party to the dispute.  The decision of the

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arbitrator shall be final and binding on the parties.  The parties acknowledge that the arbitrator may grant equitable remedies, including injunctions and specific performance.  Judgment upon an arbitral award may be entered in any court of competent jurisdiction and any party may apply to such court for the recognition and enforcement of such award as the law of such jurisdiction may allow.

SECTION 13. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 14. Public Disclosure. Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Company. Shareholder hereby permits Company to publish and disclose in any document and/or schedule filed by Company with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments and obligations pursuant to this Agreement.

SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY

By: ________________________________
Name:
Title:

SHAREHOLDER

By: ________________________________
Name:

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VOTING AND SUPPORT AGREEMENT

EXHIBIT A

Shareholder	Shares
Michael J. Behrman	94,702
Donald H. Campbell	42,467
Mark C. Fugate	129,026
Dolores T. Lacey	117,550
Simone Lagomarsino1	262,268
Michael J. Morris1	260,245
Daniel J. O’Hare	84,307
Michael E. Pfau	87,106
William Schack	12,195
Alexander F. Simas	68,101
Lawrence P. Ward	199,939
Mark K. Olson	25,862

1 188,730 of these shares are held as trustee for HEOP’s Employee Stock Purchase Plan.

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VOTING AND SUPPORT AGREEMENT

EXHIBIT B

Form of Merger Agreement

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VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is dated as of October 21, 2013, by and between the undersigned holders (each, a “Shareholder”) of common stock, no par value per share (“HEOP Common Stock”), of Heritage Oaks Bancorp, a California corporation (“HEOP”), and Mission Community Bancorp, a California corporation (“Company”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, HEOP and Company are entering into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which Company shall merge with and into HEOP and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the applicable record date Shareholder beneficially owns, or directly or indirectly has sole or shared voting power, or the right to direct the voting with respect to, the number of shares of HEOP Common Stock identified on Exhibit B attached hereto (such shares, together with all shares of HEOP Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Company to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Company in connection therewith, Shareholder, solely in its capacity as a shareholder of HEOP, and Company agree as follows:

SECTION 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of HEOP, however called, or at any adjournment or postponement thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Company, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) in favor of approval of any other matter that is required by Law or a Governmental Authority to be approved by the shareholders of HEOP to facilitate the transactions contemplated by the Merger Agreement, including the Merger; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HEOP contained in the Merger Agreement; and (iv) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or impair and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement or the performance by Shareholder of its obligations under this Agreement.

Nothing contained in this Agreement shall be deemed to vest in Company or any other Person any direct or indirect ownership or incidence of ownership.

SECTION 2. No Transfers.

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(a) While this Agreement is in effect and except as otherwise required by applicable Law, regulation or Governmental Authority or contemplated by the Merger Agreement or this Agreement, Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign, make any short sale, distribute by gift or donation, or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (or any securities convertible into or exercisable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means (each of the foregoing actions in this clause (i), a “Transfer”), (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform its covenants and obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 2 shall prohibit a Transfer of Shares by Shareholder to any partner or affiliate of Shareholder; provided that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee of such Shares agrees with Company in writing to be bound by the terms and conditions of this Agreement with respect to such Shares. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. If any involuntary transfer of any of the Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until a valid termination of this Agreement.

(b) Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney, or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

(c)   Shareholder hereby agrees to notify Company promptly (and in any event within five (5) Business Days) in writing of the number of any additional shares of HEOP Common Stock or other securities of HEOP of which Shareholder acquires beneficial or record ownership on or after the date hereof.

SECTION 3. Representations and Warranties of Shareholder. As of the date of this Agreement, Shareholder represents and warrants to and agrees with Company as follows:

(a) Shareholder has been duly organized, is validly existing and is in good standing under the laws of Delaware.

(b) Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly and validly executed and delivered by Shareholder, and constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder or any of its affiliates is a party or by which Shareholder or any of its affiliates or any of their

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respective properties or assets (including the Shares) is bound, or any Law to which Shareholder is subject or any organizational document of Shareholder.

(e) Shareholder is the record and beneficial owner of and has good title to all of the Shares set forth on Exhibit B attached hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of HEOP other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity. Except as contemplated by the second sentence of Section 2(a) hereof, Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by it during the term of this Agreement. None of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(f) Except as otherwise contemplated by the Merger Agreement, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority or other third party.

(g) There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any its affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(h)  Shareholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

SECTION 4. Representations and Warranties of Company. As of the date of this Agreement, Company represents and warrants to and agrees with Shareholder as follows:

(a) Company has been duly organized, is validly existing and is in good standing under the laws of California.

(b) Company has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly and validly executed and delivered by Company, and constitutes the valid and legally binding obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(d) The execution and delivery of this Agreement by Company does not, and the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Company or any of its affiliates is a party or by which Company or any of its affiliates or any of their respective properties or assets is bound, or any Law to which Company is subject or any charter, bylaw or other organizational document of Company.

SECTION 5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Company and each of its designees, and each of them individually, with full power of substitution and re-substitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of HEOP, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of HEOP taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 8 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

SECTION 6. No Solicitation. Except as otherwise expressly permitted under Section 6.05 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 8 hereof, Shareholder, in its capacity as a shareholder of HEOP, shall not, nor shall Shareholder authorize or direct any of its partners, officers, directors, advisors or representatives, or any of its or their affiliates, to, (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Company and HEOP) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (e) approve or recommend, or propose publicly to approve or recommend, any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (f) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (g) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (h) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Company and HEOP with respect to any possible Acquisition Proposal.

SECTION 7. Specific Performance; Remedies; Attorneys Fees. Shareholder acknowledges that it is a condition to the willingness of Company to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Company if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Company will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and

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will not oppose the granting of such relief by a court of competent jurisdiction on the basis that Company has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Company’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be Company’s sole remedy under this Agreement, unless Company shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by Company.

SECTION 8. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement will terminate and cease to have any force or effect upon the earliest to occur of (a) the Effective Time, (b) the written consent of both of the parties hereto to terminate this Agreement and (c) the termination of the Merger Agreement in accordance with its terms. In addition, Shareholder shall have the right to terminate this Agreement following (i) any increase in the Merger Consideration, (ii) any change in the form of consideration payable in the Merger, (iii) the imposition of any condition to the Merger not set forth in the Merger Agreement or (iv) the occurrence of any event or condition in connection with the Merger that results in, or would reasonably be expected to result in, Shareholder beneficially owning more than 24.9% of the outstanding shares of HEOP Common Stock. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 9. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

SECTION 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

SECTION 11. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in its capacity as a shareholder of Company, and no covenant contained herein shall apply to Shareholder in any other capacity.

SECTION 12. Governing Law; Agreement to Arbitrate.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard for conflict of law provisions.

(b) Any claim or controversy arising under this Agreement that is not resolved within fifteen (15) days, including without limitation any dispute regarding interpretation or enforcement of this Agreement and the rights and obligations of the parties hereto, will be resolved by binding arbitration before a single arbitrator in Los Angeles in accordance with the rules of the American Arbitration Association (“AAA”) applicable to commercial disputes, as they may be modified by the provisions of this Agreement.  The parties to the dispute will attempt to agree on a single arbitrator chosen from the AAA list of arbitrators, but if they cannot so agree within fifteen (15) days after initiation of the arbitration proceeding, the arbitrator will be appointed by AAA on application by any party to the dispute.  The decision of the

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arbitrator shall be final and binding on the parties.  The parties acknowledge that the arbitrator may grant equitable remedies, including injunctions and specific performance.  Judgment upon an arbitral award may be entered in any court of competent jurisdiction and any party may apply to such court for the recognition and enforcement of such award as the law of such jurisdiction may allow.

SECTION 13. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 14. Public Disclosure. Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Company. Shareholder hereby permits Company to publish and disclose in any document and/or schedule filed by Company with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments and obligations pursuant to this Agreement.

SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

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EXHIBIT A
VOTING AND SUPPORT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY

By: ________________________________
Name:
Title:

SHAREHOLDER
PATRIOT FINANCIAL PARTNERS, L.P.
PATRIOT FINANCIAL PARTNERS PARALLEL, L.P.

By: ________________________________
Name:   James J. Lynch
Title:     Managing Partner

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

EXHIBIT A

Form of Merger Agreement

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

EXHIBIT B

Shareholder	Shares
Patriot Financial Partners, L.P.	3,165,387
Patriot Financial Partners Parallel, L.P.	546,833

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is dated as of October 21, 2013, by and between the undersigned holder (“Shareholder”) of common stock, no par value per share (“HEOP Common Stock”), of Heritage Oaks Bancorp, a California corporation (“HEOP”), and Mission Community Bancorp, a California corporation (“Company”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, HEOP and Company are entering into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which Company shall merge with and into HEOP and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the applicable record date Shareholder beneficially owns or directly or indirectly has sole or shared voting power, or the right to direct the voting with respect to the number of shares of HEOP Common Stock identified on Exhibit B hereto (such shares, together with all shares of HEOP Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Company to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Company in connection therewith, Shareholder, solely in its capacity as a shareholder of HEOP, and Company agree as follows:

SECTION 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of HEOP, however called, or at any adjournment or postponement thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Company, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) in favor of approval of any other matter that is required by Law or a Governmental Authority to be approved by the shareholders of HEOP to facilitate the transactions contemplated by the Merger Agreement, including the Merger; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HEOP contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or impair and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement or the performance by Shareholder of its obligations under this Agreement.

Nothing contained in this Agreement shall be deemed to vest in Company or any other Person any direct or indirect ownership or incidence of ownership.

SECTION 2. No Transfers.

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

(a) While this Agreement is in effect and except as otherwise required by applicable Law, regulation or Governmental Authority or contemplated by the Merger Agreement or this Agreement, Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign, make any short sale, distribute by gift or donation, or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (or any securities convertible into or exercisable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means (each of the foregoing actions in this clause (i), a “Transfer”), (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform its covenants and obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 2 shall prohibit a Transfer of Shares by Shareholder to any partner or affiliate of Shareholder; provided that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee of such Shares agrees with Company in writing to be bound by the terms and conditions of this Agreement with respect to such Shares. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. If any involuntary transfer of any of the Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until a valid termination of this Agreement.

(b) Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney, or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

(c)   Shareholder hereby agrees to notify Company promptly (and in any event within five (5) Business Days) in writing of the number of any additional shares of HEOP Common Stock or other securities of HEOP of which Shareholder acquires beneficial or record ownership on or after the date hereof.

SECTION 3. Representations and Warranties of Shareholder. As of the date of this Agreement, Shareholder represents and warrants to and agrees with Company as follows:

(a) Shareholder has been duly organized, is validly existing and is in good standing under the laws of Delaware.

(b) Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly and validly executed and delivered by Shareholder, and constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder or any of its affiliates is a party or by which Shareholder or any of its affiliates or any of their

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

respective properties or assets (including the Shares) is bound, or any Law to which Shareholder is subject or any organizational document of Shareholder.

(e) Shareholder is the record and beneficial owner of and has good title to all of the Shares set forth on Exhibit B hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of HEOP other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity. Except as contemplated by the second sentence of Section 2(a) hereof, Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by it during the term of this Agreement. None of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(f) Except as otherwise contemplated by the Merger Agreement, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority or other third party.

(g) There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any its affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(h)  Shareholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

SECTION 4. Representations and Warranties of Company. As of the date of this Agreement, Company represents and warrants to and agrees with Shareholder as follows:

(a) Company has been duly organized, is validly existing and is in good standing under the laws of California.

(b) Company has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly and validly executed and delivered by Company, and constitutes the valid and legally binding obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

(d) The execution and delivery of this Agreement by Company does not, and the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Company or any of its affiliates is a party or by which Company or any of its affiliates or any of their respective properties or assets is bound, or any Law to which Company is subject or any charter, bylaw or other organizational document of Company.

SECTION 5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Company and each of its designees, and each of them individually, with full power of substitution and re-substitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of HEOP, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of HEOP taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 8 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

SECTION 6. No Solicitation. Except as otherwise expressly permitted under Section 6.05 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 8 hereof, Shareholder, in its capacity as a shareholder of HEOP, shall not, nor shall Shareholder authorize or direct any of its partners, officers, directors, advisors or representatives, or any of its or their affiliates, to, (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Company and HEOP) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (e) approve or recommend, or propose publicly to approve or recommend, any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (f) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (g) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (h) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Company and HEOP with respect to any possible Acquisition Proposal.

SECTION 7. Specific Performance; Remedies; Attorneys Fees. Shareholder acknowledges that it is a condition to the willingness of Company to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Company if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Company will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

will not oppose the granting of such relief by a court of competent jurisdiction on the basis that Company has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Company’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be Company’s sole remedy under this Agreement, unless Company shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by Company.

SECTION 8. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement will terminate and cease to have any force or effect upon the earliest to occur of (a) the Effective Time, (b) the written consent of both of the parties hereto to terminate this Agreement and (c) the termination of the Merger Agreement in accordance with its terms. In addition, Shareholder shall have the right to terminate this Agreement following (i) any increase in the Merger Consideration, (ii) any change in the form of consideration payable in the Merger, (iii) the imposition of any condition to the Merger not set forth in the Merger Agreement or (iv) the occurrence of any event or condition in connection with the Merger that results in, or would reasonably be expected to result in, Shareholder beneficially owning more than 9.9% of the outstanding shares of HEOP Common Stock. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 9. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

SECTION 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

SECTION 11. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in its capacity as a shareholder of Company, and no covenant contained herein shall apply to Shareholder in any other capacity.

SECTION 12. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard for conflict of law provisions.

(b) Any claim or controversy arising under this Agreement that is not resolved within fifteen (15) days, including without limitation any dispute regarding interpretation or enforcement of this Agreement and the rights and obligations of the parties hereto, will be resolved by binding arbitration before a single arbitrator in Los Angeles in accordance with the rules of the American Arbitration Association (“AAA”) applicable to commercial disputes, as they may be modified by the provisions of this Agreement.  The parties to the dispute will attempt to agree on a single arbitrator chosen from the AAA list of arbitrators, but if they cannot so agree within fifteen (15) days after initiation of the arbitration proceeding, the arbitrator will be appointed by AAA on application by any party to the dispute.  The decision of the

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

arbitrator shall be final and binding on the parties.  The parties acknowledge that the arbitrator may grant equitable remedies, including injunctions and specific performance.  Judgment upon an arbitral award may be entered in any court of competent jurisdiction and any party may apply to such court for the recognition and enforcement of such award as the law of such jurisdiction may allow.

SECTION 13. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 14. Public Disclosure. Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Company. Shareholder hereby permits Company to publish and disclose in any document and/or schedule filed by Company with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments and obligations pursuant to this Agreement.

SECTION 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

[Remainder of Page Intentionally Left Blank.]

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MISSION COMMUNITY BANCORP

By: ________________________________
Name:
Title:

HEOP SHAREHOLDER

CASTLE CREEK CAPITAL PARTNERS IV, LP

By: Castle Creek Capital IV LLC, its general partner

By: ________________________________
Name:   Mark Merlo
Title:     Principal

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

EXHIBIT A

Form of Merger Agreement

EXHIBIT A
VOTING AND SUPPORT AGREEMENT

EXHIBIT B

Shareholder	Shares
Castle Creek Capital Partners IV, LP	2,483,100

EXHIBIT B
AGREEMENT OF MERGER

AGREEMENT OF MERGER
OF
HERITAGE OAKS BANCORP
AND
MISSION COMMUNITY BANCORP

           AGREEMENT OF MERGER entered into on October 21, 2013 by Heritage Oaks Bancorp (“HEOP”) and Mission Community Bancorp (the “Company”), as approved by the Board of Directors of each of said corporations:

           1.           The Company, which is a corporation incorporated in the State of California, and which is sometimes hereinafter referred to as the “disappearing corporation,” shall be merged with and into HEOP, which is a corporation incorporated in the State of California, and which is sometimes hereinafter referred to as the “surviving corporation.”

2.           The separate existence of the disappearing corporation shall cease upon the effective date of the merger in accordance with the provisions of the General Corporation Law of the State of California.

           3.           The surviving corporation shall continue its existence under the name “Heritage Oaks Bancorp”, pursuant to the provisions of the General Corporation Law of the State of California.

           4.           The articles of incorporation of the surviving corporation will remain effective following the Effective Time of the merger and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of California.

           5.           The bylaws of the surviving corporation will remain effective following the Effective Time of the merger and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of California.

           6.           The directors of the surviving corporation immediately after the Effective Time of the merger shall be the directors of HEOP immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified, except that at the Effective Time, HEOP shall cause two directors selected in accordance with that certain Investor Rights Agreement to be entered into at the Effective Time to be appointed as directors of the surviving corporation.

           7.           The executive officers of the surviving corporation immediately after the Effective Time of the merger shall be the executive officers of HEOP immediately prior to the Effective Time.

            EXHIBIT B
AGREEMENT OF MERGER

8.           Upon the Effective Time of the merger, each share of common stock of the disappearing corporation shall be converted into the right to receive a portion of the merger consideration as follows: (i) an amount in cash without interest equal to the quotient of (A) the Adjusted Cash Consideration divided by (B) the number of shares of Company common stock issued and outstanding immediately prior to the Effective Time; and (ii) a number of validly issued, fully paid and non-assessable shares of surviving corporation common stock equal to the quotient of (A) 7,541,353 divided by (B) the number of shares of Company common stock issued and outstanding immediately prior to the Effective Time.  “Adjusted Cash Consideration” means (I) $8,000,000, plus (II) any cash received by the Company upon the exercise of Company warrants to purchase common stock prior to the Effective Time, minus (III) the aggregate consideration paid to option and warrant holders at the Effective Time.

           9.           The Agreement of Merger herein entered into and approved has been submitted to the shareholders of HEOP entitled to vote thereon and to the shareholders of the disappearing corporation for their approval or rejection in the manner prescribed by the provisions of the General Corporation Law of the State of California.

           10.           In the event that this Agreement of Merger shall have been approved by the shareholders entitled to vote of the disappearing corporation and of the surviving corporation in the manner prescribed by the provisions of the General Corporation Law of the State of California, the disappearing corporation and the surviving corporation hereby agree that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of California, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

           11.           The Board of Directors and the proper officers of the disappearing corporation and of the surviving corporation, respectively, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement of Merger or of the merger herein provided for.

           12.           The merger will be effective (“Effective Time”) as prescribed by law.

           13.           Notwithstanding the approval of the Agreement of Merger herein provided for by the shareholders entitled to vote of the disappearing corporation and of the surviving corporation, this Agreement may be terminated, and the merger may be abandoned at any time prior to the Effective Time, by the mutual consent of the Company and HEOP.

 EXHIBIT B
AGREEMENT OF MERGER

Signed on October ___, 2013

HERITAGE OAKS BANCORP

By:_____________________________________
Name: Simone Lagomarsino
Title:   President and Chief Executive Officer

By:_____________________________________
Name: William Raver
Title:   Corporate Secretary

Signed on October ___, 2013

MISSION COMMUNITY BANCORP

By:_____________________________________
Name:
Title:   President

By:_____________________________________
Name:
Title:  Secretary

EXHIBIT C
AGREEMENT OF BANK MERGER

AGREEMENT OF MERGER

Agreement of Merger, dated as of October 21, 2013, by and between Heritage Oaks Bank (the “Acquiror Bank”) and Mission Community Bank (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is a California-chartered bank and a wholly-owned subsidiary of Mission Community Bancorp, a California corporation (the “Company”); and

WHEREAS, the Acquiror Bank is a California-chartered bank and a wholly-owned subsidiary of Heritage Oaks Bancorp, a California corporation (“HEOP”); and

WHEREAS, HEOP and the Company have entered into an Agreement and Plan of Merger, dated as of October 21, 2013 (the “Agreement”), pursuant to which the Company will merge with and into HEOP (the “Parent Merger”); and

WHEREAS, the Boards of Directors of the Bank and the Acquiror Bank have approved, and deemed it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), the separate existence of the Bank shall cease and the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the laws of California. The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2.           Effective Time. The Merger shall become effective on the date and at the time that the Articles of Merger are filed with the California Department of Business Oversight, unless a later date and time is specified as the effective time in such Articles of Merger (the “Effective Time”).  The Merger shall not become effective until notification has been provided to the California Department of Business Oversight.

3.           Articles of Incorporation; Bylaws. The Articles of Incorporation and the Bylaws of the Acquiror Bank as in effect immediately prior to the effective time of the Merger shall be those of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.           Name; Offices. The name of the Surviving Bank shall be “Heritage Oaks Bank.”  The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch

 EXHIBIT C
AGREEMENT OF BANK MERGER

offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and applicable regulatory authorities.  The location of the main office and other offices of the Surviving Bank are listed on Schedule I attached hereto.

5.           Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, the directors of the Surviving Bank shall consist of those persons who are the directors of the Acquiror Bank immediately prior to the Effective Time, except that at the Effective Time, HEOP shall cause two directors selected in accordance with that certain Investor Rights Agreement to be entered into at the Effective Time to be appointed as directors of the Surviving Bank.  The directors of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

6.           Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(i)           all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action, shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

(ii)           the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue accounts on the same basis as immediately prior to the Effective Time.

7.           Effect on Shares of Stock.

(a)           Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)           At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part

EXHIBIT C
AGREEMENT OF BANK MERGER

of the holder thereof, be canceled without consideration. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8.           Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9.           Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the state of California.

10.           Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

11.           Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time prior to the Effective Time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12.           Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

13.           Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.  This Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

14.           Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the DFI and the Federal Deposit Insurance Corporation as may be required by applicable laws and regulations.

EXHIBIT C
AGREEMENT OF BANK MERGER

15.           Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

16.           Entire Agreement. Except as otherwise set forth in this Agreement of Merger and the Agreement, this Agreement of Merger (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature page follows]

EXHIBIT C
AGREEMENT OF BANK MERGER

IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

HERITAGE OAKS BANK

By: ________________________________
Name:  Simone Lagomarsino
Title:    President and Chief Executive Officer

By: ________________________________
Name:  William Raver
Title:    Corporate Secretary

MISSION COMMUNITY BANK

By: ________________________________
Name:
Title: President

By: ________________________________
Name:
Title: President

EXHIBIT C
AGREEMENT OF BANK MERGER

Schedule I

EXHIBIT D
WARRANT HOLDER AGREEMENT

WARRANT HOLDER AGREEMENT

([●] Shares)

This WARRANT HOLDER AGREEMENT (the “Agreement”), dated as of October __, 2013 (the “Effective Date”), is made by and between Mission Community Bancorp, a California corporation (the “Company”), Heritage Oaks Bancorp ("HEOP") and the undersigned ("Warrant Holder") with respect to that certain Agreement and Plan of Merger ("Merger Agreement") dated October 21, 2013 pursuant to which the Company will be merged with and into HEOP ("Merger") and the separate corporate existence of the Company shall cease.

WHEREAS, the Company has issued to Warrant Holder a Warrant to purchase [●] shares of Common Stock of the Company ("Warrant Shares") at an exercise price of $5.00 per share, pursuant to a Warrant Agreement dated [●], which Warrants are currently exercisable and expire [●] (the “Warrant”).

WHEREAS, pursuant to the terms of Section 13 of the Warrant, in the Merger, the Warrant would be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable upon exercise of this Warrant immediately prior to the Merger would have been entitled to receive upon consummation of the Merger ("Conversion Rights").

WHEREAS, HEOP proposes to issue to Warrant Holder cash consideration in the amount of $0.92 per Warrant Share ("Per Warrant Consideration") in lieu of the Conversion Rights.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, HEOP and the Warrant Holder hereby agree as follows:

1.           Definitions; Interpretation.  Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given to those terms in the Merger Agreement.

2.           Agreement Not To Exercise Warrants.  Warrant Holder agrees not to exercise any of the Warrants before the Effective Time.

3.           Cash Consideration.  At the Effective Time of the Merger, Warrant Holder's Conversion Rights shall be converted into the right to receive cash in an amount equal to the Per Warrant Consideration multiplied by the Warrant Shares.

4.           Cancellation of Warrants.  Subject to receipt of the Warrant Consideration, the Warrant shall be cancelled as of the Effective Time of the Merger and the Warrant Holder shall  have no further right with respect thereto.

5.           Release.  Warrant Holder acknowledges that the Warrant Consideration to be received pursuant to the Merger Agreement is adequate consideration for this Agreement, including, without limitation, the cancelation of the Warrant Agreement and the release set forth below.  Warrant Holder hereby releases Company, HEOP and their respective subsidiaries,

EXHIBIT D
WARRANT HOLDER AGREEMENT

boards of directors, agents, attorneys, stockholders, successors and assigns from any and all obligations relating to the Warrants or the Warrant Agreement.  With respect to this release, Warrant Holder expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of California and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, Warrant Holder expressly acknowledges that this release is intended to include in its effect, without limitation, all claims relating to the Warrants and the Warrant Agreement that it does not now know or suspect to exist, and that this Agreement contemplates the extinguishment of any such claim or claims.

6.           Termination of Merger Agreement.  In the event the Merger Agreement is terminated by Company or HEOP in accordance with its terms, this Agreement shall automatically terminate and none of the parties hereto shall have any further liability or obligation to the other(s) with respect to the subject matter hereof in connection with the Warrants.

7.           Headings.  Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

8.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

9.           Counterparts.  This Agreement may be executed in any number of identical counterparts, any set of which signed by all of the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

[Signatures on Next Page]

EXHIBIT D
WARRANT HOLDER AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

"COMPANY" MISSION COMMUNITY BANCORP By: ____________________________________ Name: James M. Lokey Title: President and Chief Executive Officer
"HEOP" HERITAGE OAKS BANCORP, INC. By: ____________________________________ Name: Simone F. Lagomarsino Title: President and Chief Executive Officer
"HOLDER" [●] By: ____________________________________ Name: __________________________________ (Print) Title: Managing Member

EXHIBIT E
IN-THE-MONEY OPTION HOLDER AGREEMENT

OPTION HOLDER AGREEMENT

__________________, 2013

Mission Community Bancorp, Inc.
3380 S. Higuera Street
San Luis Obispo, CA   93401

Re:           Options to Purchase Stock

Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger ("Merger Agreement") dated October __, 2013 by and between Heritage Oaks Bancorp ("HEOP") and Mission Community Bancorp, Inc. ("Company") pursuant to which the Company will be merged with and into HEOP ("Merger") and the separate corporate existence of the Company shall cease.

I previously have been granted options to acquire shares of Company Common Stock, pursuant to one or more stock option agreements (the “Option Agreements”) between Company and me, each of every one of which are listed on the attachment to this letter.  With respect to the number of shares of Company Common Stock for which I have unexercised options under the Option Agreements to purchase such shares, which number of shares is set forth below my signature (the “Covered Options”), I acknowledge and agree that immediately prior to consummation of the Merger described above (the “Effective Time”), my Covered Options shall be terminated with no further action necessary on my part.  In consideration therefor, I shall receive, in lieu of the Covered Options and any and all shares of Company Common Stock that otherwise would have been issuable upon exercise of the Covered Options, an amount in cash without interest equal to (i) $5.92 minus (ii) the exercise price per share with respect to the Covered Option in question (such amount, the "Option Termination Consideration").  I acknowledge that the Option Termination Consideration to be received by me pursuant to this letter agreement is adequate consideration for my agreement to the terms and conditions of this letter agreement, including, without limitation, the cancelation of the Option Agreements and the Covered Options and the release set forth below.

I hereby agree not to exercise any of my Covered Options before the Effective Time.  I further agree (a) to accept the Option Termination Consideration for all of my Covered Options in full satisfaction of all my rights under the Covered Options, and (b) that, without limitation, subject to receipt of the Option Termination Consideration for the Covered Options, such Covered Options and the Option Agreements will be cancelled and will terminate at the Effective Time.

I acknowledge that receipt of the Option Termination Consideration is subject to the satisfaction or fulfillment or waiver of the conditions of Closing contained in the Merger Agreement, and that the Company may collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

EXHIBIT E
IN-THE-MONEY OPTION HOLDER AGREEMENT

Upon receipt of the Option Termination Consideration for my Covered Options, I hereby release Company, HEOP and their respective subsidiaries, boards of directors, agents, attorneys, stockholders, successors and assigns from any and all obligations to me relating to the Covered Options and the Option Agreements.  With respect to this release, I expressly waive and relinquish all rights and benefits afforded me by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, I expressly acknowledge that this release is intended to include in its effect, without limitation, all claims relating to the Covered Options and the Option Agreements that I do not now know or suspect to exist, and that this letter contemplates the extinguishment of any such claim or claims.

I further agree to take such additional actions and deliver such additional documents and certificates as may be reasonably requested by Company and/or HEOP to effect the transactions described in this Agreement.

In the event the Merger Agreement is terminated by Company or HEOP in accordance with its terms, this letter agreement shall automatically terminate and none of the parties hereto shall have any further liability or obligation to the other(s) with respect to the subject matter hereof in connection with the Covered Options.

I understand and agree that the Option Termination Consideration to be received by me pursuant to this letter agreement will be subject to applicable federal withholding obligations and reporting.

Very truly yours,

Signature

Name of Option Holder

Shares subject to Covered Options

EXHIBIT E
IN-THE-MONEY OPTION HOLDER AGREEMENT

Agreed and Acknowledged:

MISSION COMMUNITY BANCORP, INC.

By:     ______________________________________
James Lokey, President

EXHIBIT E
IN-THE-MONEY OPTION HOLDER AGREEMENT

List of Option Agreements

EXHIBIT F
OUT-OF-THE-MONEY OPTION HOLDER AGREEMENT

OPTION CANCELLATION AGREEMENT

__________________, 2013

Mission Community Bancorp, Inc.
3380 S. Higuera Street
San Luis Obispo, CA   93401

Re:           Options to Purchase Stock

Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger ("Merger Agreement") dated October __, 2013 by and between Heritage Oaks Bancorp ("HEOP") and Mission Community Bancorp, Inc. ("Company") pursuant to which the Company will be merged with and into HEOP ("Merger") and the separate corporate existence of the Company shall cease.

I previously have been granted options to acquire shares of Company Common Stock, pursuant to one or more stock option agreements (the “Option Agreements”) between Company and me, each of every one of which are listed on the attachment to this letter.  With respect to the number of shares of Company Common Stock for which I have unexercised options under the Option Agreements to purchase such shares, which number of shares is set forth below my signature (the “Covered Options”), I acknowledge and agree that immediately prior to consummation of the Merger described above (the “Effective Time”), my Covered Options shall be terminated with no further action necessary on my part.  In consideration therefor, I shall receive, in lieu of the Covered Options and any and all shares of Company Common Stock that otherwise would have been issuable upon exercise of the Covered Options, a lump sum payment in cash in the aggregate amount of $500.00 (the “Option Termination Consideration”).  I acknowledge that the Option Termination Consideration to be received by me pursuant to this letter agreement is adequate consideration for my agreement to the terms and conditions of this letter agreement, including, without limitation, the cancelation of the Option Agreements and the Covered Options and the release set forth below.

I hereby agree not to exercise any of my Covered Options before the Effective Time.  I further agree (a) to accept the Option Termination Consideration for all of my Covered Options in full satisfaction of all my rights under the Covered Options, and (b) that, without limitation, subject to receipt of the Option Termination Consideration for the Covered Options, such Covered Options and the Option Agreements will be cancelled and will terminate at the Effective Time.

Upon receipt of the Option Termination Consideration for my Covered Options, I hereby release Company, HEOP and their respective subsidiaries, boards of directors, agents, attorneys, stockholders, successors and assigns from any and all obligations to me relating to the Covered Options and the Option Agreements.  With respect to this release, I expressly waive and relinquish all rights and benefits afforded me by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of California states as follows:

EXHIBIT F
OUT-OF-THE-MONEY OPTION HOLDER AGREEMENT

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, I expressly acknowledge that this release is intended to include in its effect, without limitation, all claims relating to the Covered Options and the Option Agreements that I do not now know or suspect to exist, and that this letter contemplates the extinguishment of any such claim or claims.

I further agree to take such additional actions and deliver such additional documents and certificates as may be reasonably requested by Company and/or HEOP to effect the transactions described in this Agreement.

In the event the Merger Agreement is terminated by Company or HEOP in accordance with its terms, this letter agreement shall automatically terminate and none of the parties hereto shall have any further liability or obligation to the other(s) with respect to the subject matter hereof in connection with the Covered Options.

I understand and agree that the Option Termination Consideration to be received by me pursuant to this letter agreement will be subject to applicable federal withholding obligations and reporting.

Very truly yours,

Signature

Name of Option Holder

Shares subject to Covered Options

Agreed and Acknowledged:

MISSION COMMUNITY BANCORP, INC.

By:  ______________________________________
James Lokey, President

EXHIBIT F
OUT-OF-THE-MONEY OPTION HOLDER AGREEMENT

List of Option Agreements

EXHIBIT G
INVESTOR RIGHTS AGREEMENT

[HEOP LETTERHEAD]

October __, 2013

Carpenter Community BancFund, L.P.
Carpenter Community BancFund-A, L.P.
Carpenter Community BancFund-CA, L.P.
c/o Carpenter Fund Manager GP, LLC
5 Park Plaza
Suite 950
Irvine, CA  92614

Re:  Investor Rights Agreement

Gentlemen:

This letter will confirm our agreement with Carpenter Fund Manager GP, LLC, (the “Manager”) on behalf of, and as general partner of, each of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (collectively, the “Investors”) that pursuant to and effective as of the consummation of the merger (the “Merger”) of Mission Community Bancorp (“Mission”) with and into Heritage Oaks Bancorp (“HEOP”), pursuant to that certain Agreement and Plan of Merger dated as of October 21, 2013, by and between Mission and HEOP, the Manager, on behalf of the Investors, shall be entitled to the following rights, in addition to any rights specifically provided to all shareholders of HEOP.

1. Board Representation.

(i)  Prior to the effectiveness of the Merger, the Manager will identify to HEOP and Heritage Oaks Bank (“HEOP Bank”) in writing two (2) candidates (the “Manager Nominees”) to serve on the Board of Directors of HEOP (the “HEOP Board”) and the Board of Directors of the HEOP Bank (the “Bank Board”).  Upon the effectiveness of the Merger, HEOP will appoint each such Manager Nominee to the HEOP Board and to the Bank Board, subject to: (a) such Manager Nominee being qualified to serve as a member of the HEOP Board and the Bank Board under all applicable corporate governance policies or guidelines of HEOP and HEOP Bank, and applicable legal, regulatory and stock market requirements, and (b) the receipt of any necessary regulatory approvals, if any.

(ii)  From and after the Merger, and for so long as the Investors’ beneficial ownership (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the issued and outstanding shares of the common stock of HEOP (“Investors' Beneficial Ownership”) is equal to 14.9% or more, HEOP will take all lawful action to (i) elect the Manager Nominees designated in writing by the Manager who qualify to serve as a member of the Bank Board under all applicable corporate governance policies or guidelines of HEOP Bank, and applicable legal, regulatory and stock market requirements, to the Bank Board and (ii) nominate and recommend to its shareholders the Manager Nominees for election to the HEOP Board at HEOP’s annual meeting of shareholders, subject to such Manager Nominee being

EXHIBIT G
INVESTOR RIGHTS AGREEMENT

qualified to serve as a member of the HEOP Board under all applicable corporate governance policies or guidelines of HEOP, and applicable legal, regulatory and stock market requirements and subject to the reasonable approval of the Nominating and Governance Committee of the HEOP Board (such approval not to be unreasonably withheld or delayed).  HEOP shall use its reasonable best efforts to cause the Manager Nominees to be elected as directors of HEOP, and HEOP shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the HEOP Board.  The Manager shall notify HEOP of its proposed Manager Nominee(s) to the HEOP Board, in writing, no later than the latest date on which shareholders of HEOP may make nominations to the HEOP Board in accordance with the bylaws of HEOP, together with all information concerning such nominee(s) reasonably requested by HEOP, so that HEOP can comply with applicable disclosure rules (the “Nominee Disclosure Information”); provided that in the event the Manager fails to provide any such notice, the Manager Nominee(s) shall be the person(s) then serving as the Manager Nominee(s) as long as the Manager provides the Nominee Disclosure Information to HEOP promptly upon request by HEOP.

(iii)  At such time as the Investors’ Beneficial Ownership is less than 14.9%  but more than 6%, the Manager shall continue to have the rights under subsection 1(ii) above, but only with respect to one (1) director, and at the written request of the HEOP Board, the Manager shall use its reasonable best efforts to cause one of the Manager Nominees to resign from the HEOP Board as promptly as possible thereafter, and at the written request of the Bank Board, the Manager shall use its reasonable best efforts to cause one of the Manager Nominees to resign from the Bank Board as promptly as possible thereafter.  At such time as the Investors’ Beneficial Ownership is less than 6%, the Manager will have no further rights under this letter agreement, and at the written request of the HEOP Board, the Manager shall use its reasonable best efforts to cause the remaining Manager Nominee to resign from the HEOP Board as promptly as possible thereafter, and at the written request of the Bank Board, the Manager shall use its reasonable best efforts to cause the remaining Manager Nominee to resign from the Bank Board as promptly as possible thereafter.

(iv) If any Manager Nominee ceases to serve as a director of the HEOP Board and/or the Bank Board for any reason (other than due to the fact that the Investors’ Beneficial Ownership falls below the thresholds set forth in this letter agreement), HEOP shall use its reasonable best efforts to take all action required to fill the vacancy or vacancies created thereby with an individual designated by the Manager (a “Manager Successor Designee”) to serve in place of such Manager Nominee for the remainder of the term that the Manager Nominee who is being replaced would have served if he or she had not been replaced, subject to such Manager Successor Designee being qualified to serve as a member of the HEOP Board and the Bank Board under all applicable corporate governance policies or guidelines of HEOP and HEOP Bank, and applicable legal, regulatory and stock market requirements.

(v)           Subject to subsection 1(vi) below, if a Manager Nominee is nominated by HEOP but not elected to the HEOP Board, HEOP shall immediately increase the size of the HEOP Board and appoint an individual designated by the Manager (such individual to be different from the individual who was not elected by the shareholders of HEOP) to the HEOP Board.

(vi)  Anything to the contrary provided in this Section 1 notwithstanding, no increase in the size of the HEOP Board shall be required by this Section 1 if it would cause the size of the

EXHIBIT G
INVESTOR RIGHTS AGREEMENT

HEOP Board to exceed the maximum size permitted under HEOP’s articles of incorporation or bylaws; provided that HEOP shall use its reasonable best efforts to amend such articles of incorporation or bylaws to increase the number of directorships necessary to appoint the individual designated by the Manager, including, without limitation, submitting a shareholder proposal to amend the articles of incorporation or bylaws to increase the number of seats submitted to a vote of shareholders at HEOP’s next annual meeting of shareholders.

2. Passivity Commitments.  At such time as the Investors' Beneficial Ownership shall be less than 14.9%, Manager and the Investors shall use their reasonable best efforts not to be deemed to be in “control” of HEOP Bank under the rules and regulations of the Federal Reserve Board promulgated under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and in such regard Manager, on behalf of the Investors, agrees to enter into passivity commitments in form and substance satisfactory to the Board of Governors of the Federal Reserve System to effectively rebut any presumption of control which may be deemed to exist by the Board of Governors under the BHC Act; provided, however, that no such passivity commitments shall be required to be entered into by Investors if such commitment would terminate or diminish Investors' right to board representation as provided in Section 1 above.

3. Consultation.  The Investors may consult with management of HEOP on the Investors’ views on maters relating to the operation of the business.

4. Access.  The Investors, after appropriate notification of HEOP’s management, may examine the books and records of HEOP and inspect its facilities and may request information at reasonable times and intervals concerning the general status of HEOP’s financial condition and operations, provided that access to trade secrets need not be provided.  Further, if the Investors are not represented on HEOP’s or HEOP Bank’s Board of Directors, HEOP shall give a representative of the Investors copies of all notices, minutes, consents and other material that HEOP and HEOP Bank provides to their directors, except that the representative may be excluded from access to any material or portion thereof if HEOP believes, upon advice of counsel, that such exclusion is reasonably necessary or advisable to preserve the attorney-client privilege, to protect trade secrets, to comply with fiduciary duties or for other similar reasons, including materials to be discussed other than in a routine session, such as an executive session.  In addition, the representative may also be excluded from access to any material or meeting or portion thereof to the extent the HEOP Board or the Bank Board are meeting in other than routine executive session.

           5. Termination.  This letter agreement shall automatically terminate and be of no further force or effect, without any action on the part of any of the parties hereto, (a) in the event of the sale of substantially all of the assets HEOP or a change of control of HEOP, which shall be deemed to include, among other things, (i) any transaction or series of related transactions pursuant to which the shareholders of HEOP prior to such transaction or series of transactions hold less than a majority of the voting power of HEOP or any successor in interest thereto or less than a majority in interest of all or substantially all of the assets of HEOP, and (ii) any transaction or series of related transactions pursuant to which the members of the HEOP Board prior to such transaction or series of transactions constitute less than a majority of the members of the HEOP  Board or the board of directors of any successor in interest thereto, or (b) at such time, the Investors’ Beneficial Ownership is less than 6%.

EXHIBIT G
INVESTOR RIGHTS AGREEMENT

6.  Confidential Information. The Manager and each Investor agrees that it will not disclose to any third party any information provided by HEOP or HEOP Bank hereunder, which is not generally available to the public or which is specifically designated by HEOP or HEOP Bank as confidential, except with the prior express approval of HEOP’s Chief Executive Officer or the Chairman of the HEOP Board, or as may otherwise be required by applicable law.

7.  Federal Securities Laws. Each of the Investors shall comply with all federal securities laws in connection its exercise of its rights under this letter agreement and its purchases and sales of HEOP’s securities, and agrees to be bound by the “insider trading” policy of HEOP during any period during which it is exercising its rights under this letter agreement.

8. Entire Agreement; Assignment; and Amendment.  This letter agreement constitutes the only agreement between the Investors and the Manager, on the one hand, and HEOP and HEOP Bank, on the other hand, with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  The rights provided by this letter agreement are personal to the Investors and in no event shall such rights be assignable.  No amendment, modification, supplement or waiver of any provision of this letter agreement may in any event be effective unless in writing and signed by the parties affected thereby, and then only in the specific instance and for the specific purpose given.

9. Counterparts. This letter agreement may be executed in any number of counterparts (including by facsimile and .pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  The parties hereto need not execute the same counterpart.

10. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this letter agreement may be commenced on a non-exclusive basis in the California Courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such California Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

EXHIBIT G
INVESTOR RIGHTS AGREEMENT

The Investors agree, and any representative of the Investors will agree, to hold in confidence and trust and not disclose any confidential information provided to or learned by them in connection with their rights under this letter agreement.

Very truly yours,

HERITAGE OAKS BANCORP

By: ______________________________
Name:
Title:

AGREED AND ACCEPTED:

Carpenter Community BancFund, L.P., and
Carpenter Community BancFund-A, L.P., and
Carpenter Community BancFund-CA, L.P.

Their General Partner

By:      _______________________________
            Name:
            Title: Managing Member